Exhibit 10.39

Final Execution Copy

SALE OF MAGNETEK, INC.

POWER ELECTRONICS GROUP

to

POWER-ONE INC.,

a Delaware corporation;

As of September 28, 2006

i

		Page

8.7	Construction	47

8.8	Interpretation	48

8.9	Counterparts	48

8.10	Telecopy Execution and Delivery	48

8.11	Entire Agreement	48

8.12	Equitable Relief; Cumulative Remedies	48

ARTICLE IX DEFINITIONS		48

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 28, 2006, is made by and among Magnetek, Inc., a Delaware corporation (“Seller”) and Power-One Inc, a Delaware corporation (“Buyer”).  Except as otherwise indicated, capitalized terms have the meanings set forth in Article IX.

BACKGROUND

WHEREAS, Seller, Magnetek, S.p.A., a società per azioni organized and existing under the laws of Italy, with registered office in Terranuova Bracciolini (Arezzo, Italy) at Via San Giorgio 642, fiscal code/Register of Enterprises of Arezzo no. 09286180154, fully paid-in corporate capital of Euro 22,000,000.00 (“Magnetek Italy”), Magnetek kFT, a Hungarian corporation and wholly-owned subsidiary of Magnetek Italy (“Magnetek Hungary”), Magnetek Vetriebsgesellschaft GmbH, a German corporation and wholly-owned subsidiary of Magnetek Italy (“Magnetek Germany”), and Magnetek Electronics (Shenzhen) Co. Ltd., a Chinese corporation and wholly-owned subsidiary of Magnetek Italy (“Magnetek China”, and together with Magnetek Italy, Magnetek Germany and Magnetek Hungary, the “Companies”, and each a “Company”) have heretofore collectively and individually engaged (including through the operations of Seller currently conducted in Chatsworth, California), inter alia, in the business of designing, manufacturing and selling digital and analog power electronic products, including custom and standard power components and alternative energy power conversion products, as well as integrated power and control systems (including motor control systems of appliances and white goods) used in a variety of industries, through Seller’s Power Electronics group (the “Group”) (hereinafter, the above-referenced business of the Group is referred to as the “Business”, and the Business conducted by Seller at its facility in Chatsworth, California is referred to as the “US Business”);

WHEREAS, Seller owns all of the issued and outstanding stock of Magnetek Italy, consisting of 22,000,000 shares of common stock, par value 1 Euro each (collectively, the “Acquired Shares”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Group, such sale to be effected by the conveyance to Buyer of (i) all of the Acquired Shares and (ii) all of the rights, properties and other assets of every kind and nature, tangible and intangible, absolute or contingent, of Seller used primarily in or relating to the US Business (including but not limited to those set forth on Schedule 1.1, but excluding the Retained Assets (collectively, the items described in this clause (ii) are referred to herein as the “Purchase Assets”)), subject to the liabilities of Seller primarily relating to the Business (excluding the Indemnified Liabilities), for the consideration and on the terms set forth in this Agreement (the “Acquisition”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE ACQUISITION

1.1                                 Purchase and Sale of Acquired Shares and Purchase Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, convey, transfer and deliver to Buyer, and Buyer will acquire and accept from Seller, all right, title and interest of Seller in and to the Acquired Shares and the Purchase Assets.

1.2                                 Assumption of Liabilities.  On the terms and subject to the conditions of this Agreement, Buyer agrees to assume, effective as of the Closing, and thereafter to pay, perform or discharge the Assumed Liabilities.  The “Assumed Liabilities” shall mean only the Liabilities of Seller primarily arising out of the operations of the US Business, absolute or contingent, whether arising before or after the Closing, including the following but in any case excluding the Indemnified Liabilities:

(a)                                  all Liabilities under the Assigned Contracts; and

(b)                                 all accrued and unpaid payables of the US Business to the extent accrued as a liability on the Final Closing Balance Sheet, to the extent not paid prior to Closing.

1.3                                 Retained Assets.  Notwithstanding anything herein to the contrary, the assets listed on Schedule 1.3 are not included in the Purchase Assets and shall be retained by Seller (the “Retained Assets”).

1.4                                 Indemnified Liabilities.  Except as expressly assumed by Buyer pursuant to Section 1.2, none of Buyer or any of its Affiliates will assume or be liable for any Liabilities of Seller, whether arising before or after the Closing, and whether relating to periods before or after the Closing (collectively, the “Retained Seller Liabilities”). In addition to and without limiting the generality of the prior sentence, each of the following Liabilities, whether arising before or after the Closing and whether relating to periods before or after the Closing are collectively referred to in this Agreement as the “Indemnified Group Liabilities” and, together with the Retained Seller Liabilities, are collectively referred to in this Agreement as the “Indemnified Liabilities”:

(a)                                  all Liabilities under the Non-Assigned Contracts;

(b)                                 all Liabilities of Seller under or arising or resulting from any Employee Benefit Plan whether or not set forth on Schedule 2.17(a), whether relating to periods before or after the Closing Date, and including all Liabilities disclosed on Schedule 2.17(c) and Schedule 2.17(d) or arising with respect to the matters identified on Schedule 2.17(e);

(c)                                  all Liabilities for Taxes of Seller, except to the extent provided in Section 4.10;

(d)                                 all Indebtedness of Seller, other than obligations under capitalized leases to the extent accrued as a liability on the Final Closing Balance Sheet

(e)                                  all Liabilities arising or resulting from the Retained Assets;

(f)                                    all Liabilities for fees and expenses (except to the extent provided in Section 4.10) incurred by or on behalf of Seller or its Affiliates prior to or at the Closing in connection with this Agreement, any Transaction Document or the Acquisition, including any finder’s fee or similar charge or commission due to any Person who has acted for Seller or its Affiliates in connection with the transactions contemplated by this Agreement;

(g)                                 all Liabilities arising or resulting from Legal Proceedings relating to the Business that are pending as of the Closing (regardless of whether the Liabilities are known or alleged as of the Closing, and regardless of whether the Liabilities arise before or after the Closing but only to the extent that such Liabilities arise or result from such Legal Proceedings), including those Legal Proceedings set forth on Schedule 2.14(a);

(h)                                 all Liabilities arising or resulting from any Pending Claims and all Liabilities arising or resulting from the matters described in the letter set forth on Schedule 2.10(b)(1)(B), or any counterclaims arising or resulting therefrom;

(i)                                     all Liabilities arising or resulting from Environmental Claims, subject to Section 7.11;

(j)                                     all Liabilities arising or resulting from any third-party claim of infringement, violation, or misappropriation of any Intellectual Property Rights of any Person related to or arising from any lighting product that is or was included in any Product of Seller;

(k)                                  all Liabilities owing by any Company to Seller or any Affiliate of Seller (other than a Company);

(l)                                     all Liabilities owing by Magnetek Italy to the directors of Magnetek Italy in their capacity as director before the Closing, to the extent that a release therefor for the benefit of Magnetek Italy is not obtained from such director as of the Closing;

(m)                               all Liabilities arising or resulting from claims under any Warranty provided by the Business prior to the Closing Date made within eighteen (18) months following the Closing Date (provided that Buyer notifies Seller within 30 days of the expiration of such period) for service, repair, replacement or similar work with respect to any Products manufactured or sold or services provided by the Business on or before the Closing Date, the aggregate costs and expenses of which, at shop level cost (direct materials, direct labor and factory overhead) as well as out-of-pocket costs and expenses in connection with servicing such claims (including site visit and field support), exceed the warranty reserve on the Final Closing Balance Sheet.  To the extent Warranty claims are made after the Closing Date in respect of Products manufactured prior to the Closing Date but sold thereafter, Seller’s liability shall be limited to the terms of its Warranty provided for such product prior to the Closing Date; and

(n)                                 all reasonable out-of-pocket costs and expenses up to but not exceeding $250,000 incurred by any Buyer Indemnitee in connection with moving the facility referenced on Schedule 2.11(d) to another location as a result of circumstances disclosed in the last two sentences on Schedule 2.11(d) and consisting solely of the costs and expenses of (i) moving the facility, (ii) tenant improvements at a new location and (iii) any Damages imposed by a Governmental Entity arising from such disclosed circumstances.

In addition to the foregoing, and notwithstanding any other provision of this Agreement to the contrary, on the Closing Date Seller will repay the receivable of Magnetek Italy in an amount (the “Euro Dollar Amount”) calculated as set forth on Schedule 1.4.

1.5                                 Consideration; Payments.

(a)                                Subject to the terms and conditions of this Agreement, the total consideration (the “Purchase Price”) for the purchase of the Acquired Shares and the Purchase Assets will be (a) $71,700,000, plus the Euro Dollar Amount, plus or minus the further adjustments at the Closing set forth in Section 1.6, minus the Escrow Amount (such amount, after making such additions or subtractions, the “Closing Payment”), and (b) the assumption of the Assumed Liabilities.

(b)                                 The Closing Payment shall be paid by Buyer to Seller in cash, by wire transfer of immediately available funds in U.S. dollars, to an account designated by the Seller to the Buyer in writing at least two Business Days in advance.

(c)                                  The Purchase Price is based on the Balance Sheet (as defined in Section 2.7(a)) and the principles, methods and practices used by Seller in the preparation thereof. The Purchase Price is subject to further adjustments pursuant to Section 1.7 after the Closing.  For purposes of any calculations made pursuant to Section 1.6 or 1.7 for amounts expressed in any currency other than U.S. Dollars, such amounts shall be converted into U.S. dollars at the applicable foreign currency-to-U.S. Dollar exchange rate (based upon the arithmetic average of the closing exchange rates for the five (5) Business Days ending two (2) Business Days prior to the Closing Date) as reported at www.oanda.com.

1.6                                 Adjustment to Purchase Price at Closing.

(a)                                Initial Closing Balance Sheet.  For purposes of determining the Closing Payment, Seller shall prepare and deliver to Buyer, at least five (5) Business Days before the Closing Date, Seller’s good faith best estimate of the combined unaudited balance sheet of the Business as of the Closing Date (the “Initial Closing Balance Sheet”) together with a schedule setting forth the Adjusted Tangible Net Worth based on the Initial Closing Balance Sheet (the “Initial Adjusted Tangible Net Worth”) and a schedule setting forth the Closing Net Indebtedness Amount based on the Initial Closing Balance Sheet (the “Initial Closing Net Indebtedness Amount”).  The Initial Closing Balance Sheet and such schedules shall be accompanied by reasonable supporting documentation.  The Initial Closing Balance Sheet shall fairly present Seller’s best estimate of the financial condition of the Business (excluding the Retained Assets and the Indemnified Liabilities) as of the Closing Date in accordance with GAAP, consistently applied in accordance with those principles, methods and practices used in the preparation of the Balance Sheet.

(b)                                 Right of Review. Buyer shall have the right to review the Initial Closing Balance Sheet, such schedules and such supporting documentation or other data as Buyer may reasonably request from Seller.  If Buyer does not agree with the Initial Closing Balance Sheet, the Initial Adjusted Tangible Net Worth, or the Initial Closing Net Indebtedness Amount, Buyer and Seller shall negotiate in good faith to mutually agree on an acceptable Initial Closing Balance Sheet, the Initial Adjusted Tangible Net Worth, or the Initial Closing Net Indebtedness Amount, and the Seller shall consider in good faith any proposed comments or changes that Buyer may reasonably suggest; provided, however, that the failure to include in the Initial Closing Balance Sheet or the calculation of the Initial Adjusted Tangible Net Worth or the Initial Closing Net Indebtedness Amount any changes proposed by Buyer, or the acceptance by Buyer of any the foregoing, shall not (i) limit or otherwise affect Buyer’s remedies under this Agreement, including Buyer’s right to include such changes or other changes in the Final Closing Balance Sheet, or (ii) constitute an acknowledgment by Buyer of the accuracy of the Initial Closing Balance Sheet or the Initial Adjusted Tangible Net Worth or the Initial Closing Net Indebtedness Amount.

(c)                                  Purchase Price Adjustment. The Closing Payment and the Purchase Price shall be increased or decreased by the amount (the “Initial Net Worth Adjustment”) by which the Initial Adjusted Tangible Net Worth exceeds (expressed as a positive number) or is exceeded by (expressed as a negative number) $48,780,000 (the “Target”).  In addition, the Closing Payment and the Purchase Price shall be decreased by the amount that the Initial Closing Net Indebtedness Amount exceeds $16,676,000.  There will be no change in the Closing Payment or Purchase Price if the Initial Closing Net Indebtedness Amount is equal to or less than $16,676,000.  The Target has been calculated as set forth on Schedule 1.6(c).

1.7                                 Post-Closing Adjustment to Purchase Price.

(a)                                  Final Closing Balance Sheet.  Within sixty (60) days after the Closing Date, Buyer, at Buyer’s expense, shall prepare and deliver to Seller a combined unaudited balance sheet of the Business as of the close of business on the Closing Date, including only the Group Assets and the Group

Liabilities and excluding the Retained Assets and the Indemnified Liabilities (the “Final Closing Balance Sheet”), together with a schedule setting forth the Adjusted Tangible Net Worth based on the Final Closing Balance Sheet (the “Final Adjusted Tangible Net Worth”) and a schedule setting forth the Closing Net Indebtedness Amount based on the Final Closing Balance Sheet (the “Final Closing Net Indebtedness Amount”).  The Final Closing Balance Sheet shall fairly present the financial condition of the Business (excluding the Retained Assets and the Indemnified Liabilities) as of the Closing Date in accordance with GAAP, consistently applied in accordance with those principles used in the preparation of the Balance Sheet, except that it is agreed and acknowledged that the inventory reserve set forth on the Final Closing Balance Sheet shall equal the inventory reserve set forth on the Balance Sheet, other than reductions in the reserve that may have occurred since the Balance Sheet date for the disposal of inventory to which the reserve related as of the Balance Sheet date.  The Final Closing Balance Sheet shall become final and binding according to Section 1.7(b).  The sum of (i) amount by which the Final Adjusted Tangible Net Worth exceeds (expressed as a positive number) or is exceeded by (expressed as a negative number) the Initial Adjusted Tangible Net Worth, minus (ii) the amount by which the Final Closing Net Indebtedness Amount exceeds the greater of (1) the Initial Closing Net Indebtedness Amount and (2) $16,676,000, shall be referred to as the “Purchase Price Adjustment.”

(b)                                 Disagreements as to Final Closing Balance Sheet.  During the 30 days immediately following Seller’s receipt of the Final Closing Balance Sheet, Seller shall be entitled to review at its own expense the Final Closing Balance Sheet and Buyer’s working papers relating to the Final Closing Balance Sheet, and Buyer shall provide Seller reasonable access to its personnel, properties, books and records to the extent relevant to such audit and/or review.  The Final Closing Balance Sheet shall become final and binding upon the parties on the thirtieth day following delivery thereof unless Seller gives written notice to Buyer of its disagreement with the method of presentation of the Final Closing Balance Sheet (a “Notice of Disagreement”) prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If a timely Notice of Disagreement is received by Buyer with respect to the Final Closing Balance Sheet, then the Final Closing Balance Sheet (as revised in accordance with clauses (x) or (y) below), shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing all differences they have with respect to all matters specified in a Notice of Disagreement or (y) the date all matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below).  During the thirty (30) days immediately following the delivery of any Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing all differences which they may have with respect to any matter specified in such Notice of Disagreement.  During such period, Seller and Buyer shall each have reasonable access to the other party’s working papers relating to such party’s preparation or review of the Final Closing Balance Sheet or the Notice of Disagreement, as applicable.  At the end of such 30-day period, Seller and Buyer shall submit to an independent accounting firm (the “Accounting Firm”) for review and resolution of any and all matters which remain in dispute and which were properly included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute.  The Final Closing Balance Sheet, with such adjustments necessary to reflect the Accounting Firm’s resolution of the matters in dispute, shall become final and binding on Buyer and Seller on the date the Accounting Firm delivers its final resolution to the parties.  The Accounting Firm shall be PricewaterhouseCoopers, or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing within 10 Business Days of the end of such 30-day period; provided that if they cannot so agree, then each of the Buyer and the Seller shall select one accounting firm within such 10 Business Day period, and both accounting firms so selected shall then choose a third accounting firm (which shall be independent from both Buyer and Seller) within 10 Business Days, which shall then be the Accounting Firm for purposes of this Section.  The Accounting Firm’s sole authority will be to resolve amounts in disagreement related to the Final Closing Balance Sheet, and the Accounting Firm will have no authority over any other disagreement (including but not limited to questions of law, interpretation of contract, and fraud). The Accounting Firm shall be instructed to provide a written report of its findings and determination to Buyer and Seller within 30 days of its appointment. The fees and expenses of the Accounting Firm in connection with the procedures contemplated pursuant to this Section 1.7(b) shall be borne 50% by Buyer and 50% by Seller.

(c)                                  Purchase Price Adjustment.  Based on the Final Closing Balance Sheet and the Purchase Price Adjustment as determined under subsections (a) and (b) above, the Purchase Price will be adjusted as provided herein.  In the event that a timely Notice of Disagreement has been given, the Purchase Price Adjustment shall be calculated (x) by the parties pursuant to the resolution in writing of any differences between them, or (y) by the Accounting Firm, in writing, as part of its final resolution of disputes.  In the event that no Notice of Disagreement has been given, the Purchase Price Adjustment will be calculated by Buyer and delivered to Seller within three (3) Business Days following the date on which the Final Closing Balance Sheet becomes final and binding.  The Purchase Price Adjustment shall represent an increase (if a positive number) or decrease (if a negative number) in the Purchase Price.  In the event the Purchase Price Adjustment is a positive number, then Buyer shall pay to Seller (as additional Purchase Price) an amount equal to the Purchase Price Adjustment plus an additional amount equal to interest thereon calculated at the Applicable Rate for the period from (and including) the Closing Date to (but not including) the date such payment is made (the “Interest Period”), and in the event the Purchase Price Adjustment is a negative number, then Seller shall pay to Buyer (as a refund of Purchase Price) an amount equal to the Purchase Price Adjustment (expressed as if a positive number) plus an additional amount equal to interest thereon calculated at the Applicable Rate for the Interest Period.  Within three (3) Business Days following determination of the Purchase Price Adjustment, such payment shall be made in cash, via wire transfer to an account designated in writing at least 48 hours in advance by the party to receive such payment, by Buyer or Seller, as the case may be, to the other party.

1.8                                 Closing.  The consummation of the purchase and sale of the Acquired Shares and the Purchase Assets (the “Closing”) provided for in this Agreement will take place at the offices of counsel to Seller at 333 S. Grand Avenue, 47th Floor, Los Angeles, California 90071 at 9:00 a.m. on (i) the third Business Day following the date on which all conditions to Closing specified in Article V of this Agreement (except for the conditions that will only be satisfied on the Closing Date) have been satisfied or waived, or (ii) at such other time and place as the parties may agree in writing (the “Closing Date”).  Subject to the provisions of Section 6.1, failure to consummate the Acquisition provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.8 alone will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.  Once consummated, the Closing shall be deemed effective at 12:01 a.m. on the day of the Closing.

1.9                                 Closing Deliveries.

(a)                                  Seller Deliveries.  At the Closing, Seller will deliver to Buyer:

(i)                                   a certificate or certificates representing the Acquired Shares, duly endorsed (or accompanied by duly executed stock powers or the equivalent under foreign Legal Requirements) by Seller for transfer to Buyer;

(ii)                                certificates from appropriate authorities as to the good standing (or equivalent status under foreign Legal Requirements) of Magnetek Italy in Italy and each jurisdiction in which Magnetek Italy is qualified to do business as a foreign corporation, each dated not earlier than thirty (30) days prior to the Closing Date;

(iii)                             a cross-receipt for receipt of the Purchase Price signed by Seller;

(iv)                            certificates from appropriate authorities as to the good standing (or equivalent status under foreign Legal Requirements) of each other Company in its jurisdiction of formation, each dated not earlier than thirty (30) days prior to the Closing Date; provided, that with respect to Magnetek China, such delivery shall be deemed satisfied upon delivery of (1) a certified copy of Magnetek China’s current business license with an annual inspection stamp thereon indicating that Magnetek China has passed the latest annual inspection (2) a copy of the search result (dated not earlier than thirty (30) days prior to the Closing Date) of the records of the relevant office of the Administration for Industry and Commerce, which shall indicate that Magnetek China remains duly registered as a wholly foreign owned enterprise in China and remains a wholly-owned subsidiary of Seller, each as of the date of the search, and (3) investment certificate or certificates issued by Magnetek China representing all of its registered capital;

(v)                                 copies of minutes of the shareholders’ meetings of Magnetek Italy, duly recorded in Magnetek Italy’s relevant corporate book, held pursuant to Section 5.2(g);

(vi)                              a Bill of Sale and Assumption Agreement in substantially the form attached hereto as Exhibit A, a Patent Assignment in substantially the form attached hereto as Exhibit B, and a Trademark Assignment in substantially the form attached hereto as Exhibit C (collectively, the “Ancillary Agreements”), each duly executed by Seller, and all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyer all of Seller’s right, title and interest in the Purchase Assets;

(vii)                           letters of resignation dated as of the Closing and in substantially the form attached hereto as Exhibit D from each director of each Company or evidence of prior termination of any such directors;

(viii)                      all original shareholders’ ledger and minute books of the meetings of the board of directors and shareholders, and all other corporate records of each Company and all of the Business Records of the Group (provided that this obligation will be deemed satisfied to the extent located at a facility of the Business at one of the Real Properties); and

(ix)                              the additional documents described in Section 5.2 of this Agreement.

(b)                                 Buyer Closing Deliveries.  At the Closing, Buyer will make the following deliveries:

(i)                                   Buyer will deliver to Seller, by wire transfer of immediately available funds in U.S. dollars to an account(s) designated by Seller, the Closing Payment;

(ii)                                Buyer will deliver to Seller a cross-receipt for receipt of the Acquired Shares;

(iii)                               Buyer will execute and deliver the instruments described in clause (vi) of Section 1.9(a) above, as applicable;

(iv)                              Buyer will deliver to Seller a California resale certificate, providing that the inventory held in Seller’s Chatsworth facility is being purchased for resale, in form and substance reasonably satisfactory to Seller; and

(v)                               Buyer will deliver the additional documents described in Section 5.3 of this Agreement.

1.10                           Purchase Price Allocation.  Schedule 1.10 sets forth an initial allocation of the Purchase Price (to the extent treated as purchase price paid for the Purchase Assets and Acquired Shares for U.S. federal income tax purposes) as between the Purchase Assets, on the one hand, and the Acquired Shares, on the other hand, subject to adjustment pursuant to the next sentence.  Within 60 calendar days after the determination of the Final Closing Balance Sheet, the Buyer will prepare and deliver to Seller a schedule setting forth a proposed final allocation of the Purchase Price and the Assumed Liabilities (to the extent taken into account as purchase price for U.S. federal income tax purposes) among the Purchase Assets and the Acquired Shares.  During the 30 calendar days following such 60 calendar day period, Buyer and Seller will use their reasonable efforts to collectively determine whether the Buyer’s proposed final allocation will be used as the basis for an asset allocation for purposes of Section 1060 of the Code and to determine if any adjustments are appropriate and, regardless, will use reasonable efforts to allocate the Purchase Price and such Assumed Liabilities among the Purchase Assets and the Acquired Shares in accordance with Section 1060 of the Code.  If the parties agree to an allocation within such 30-day period, such allocation will be reflected on each party’s Form 8594, and each party will prepare and file its respective federal, state and local Tax Returns, as applicable, consistent with such allocation.  If the parties are unable to agree to an allocation within such period, each party will prepare and file its own Form 8594.  Whether or not the parties agree upon an allocation, each party shall provide to the other a copy of the Form 8594 that was actually filed by such other party for federal income tax purposes with respect to the transaction described herein upon request from the other party.  Similar timing and procedures shall apply with respect to any Form 8883 to be filed in connection with a Section 338 Election, except that the 60-day period referred to above shall commence five calendar months following the month in which the Closing occurs.  Regardless of the foregoing, Buyer and Seller agree that neither the portion of the Purchase Price allocable to the Purchase Assets nor the “fair market value” (determined under the procedures specified in 16 CFR 801.10(c)(3)) of the Purchase Assets is equal to, or in excess of, $56.7 million.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by Seller to Buyer on the date of this Agreement and attached hereto as Exhibit E and incorporated herein (the “Disclosure Schedule”), Seller represents and warrants to Buyer that the statements contained in this Article II are true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if made as of a specified date, as of such date).

2.1                                 Organization.  Each of Seller and Magnetek Italy is a corporation (or similar organization under foreign Legal Requirements) duly organized, validly existing and in good standing (or equivalent status under foreign Legal Requirements) under the laws of the jurisdiction of its organization, and has the necessary corporate (or comparable power under foreign Legal Requirements) power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease such of the Group Assets as it owns or leases.  Magnetek Italy is qualified to do business in each jurisdiction listed on Schedule 2.1, and Magnetek Italy is qualified and in good standing (or equivalent status under foreign Legal Requirements) under the laws of each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.  Seller is qualified and in good standing (or equivalent status under foreign Legal Requirements) under the laws of each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.  There is no pending or threatened proceeding for the dissolution or liquidation of Magnetek Italy.  No Company operates (nor has operated in the past five years) under any name other than the respective names set forth in their respective charter. Seller does not, with respect to the Business, operate (and has not operated in the past five years) under any name other than the name set forth in its charter

2.2                                 Organizational Documents.  Magnetek Italy has delivered to Buyer or its counsel complete and accurate copies of the following: (a) the atto costitutivo and statuto of Magnetek Italy, as currently in effect, and (b) minutes and other records of the meetings and other proceedings of the board of directors and shareholders of Magnetek Italy.  Magnetek Italy is not in violation of any provisions of its atto costitutivo or statuto.

2.3                                 Subsidiaries; Ownership of Shares.

(a)                                  Schedule 2.3(a) sets forth, for each Company (i) the jurisdiction of its incorporation or organization, (ii) the number and type of authorized and outstanding equity securities or registered capital of such Company and a list of the holders thereof, (iii) the names of its officers and directors, and (iv) the jurisdiction in which it is qualified or holds licenses to do business or otherwise conducts business.  Except for the Companies, Magnetek Italy does not own or have any right or obligation to acquire, directly or through a Company, any equity, participation, or ownership interest in any other Person or otherwise Control any Person.  There is no pending or threatened proceeding for the dissolution or liquidation of any Company.

(b)                                 Each Company is duly organized, validly existing and in good standing (or equivalent status under foreign Legal Requirements) under the laws of the jurisdiction of its organization.  Each Company has the necessary corporate (or comparable power under foreign Legal Requirements) power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease such of the Group Assets as it owns or leases.  Each Company is qualified to do business in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.  Seller has delivered to Buyer or its counsel complete and accurate copies of the organizational documents of each Company, as currently in effect, and has made available to Buyer the minutes of the board of directors and shareholders of each Company.  No Company is in violation of any provisions of its organizational documents.

(c)                                  Except as set forth in Schedule 2.3(c), no Company is a general or limited partner of any general partnership, limited partnership or other Person.

(d)                                 Seller is the sole record and beneficial owner of the Acquired Shares, which represent all of the outstanding shares of Magnetek Italy, and has no other equity, participation, or ownership interest in Magnetek Italy or any right to acquire any of the foregoing.  Magnetek Italy or a Company is the sole record and beneficial owner of all outstanding shares of capital stock or, as the case may be, the entire registered capital, of each Company (collectively, the “Company Shares”).  Except as set forth in Schedule 2.3(d), the Acquired Shares and the Company Shares are not subject to any Encumbrance or any rights of first refusal of any kind.  Seller has good and valid title to and has the right to transfer and sell the Acquired Shares to Buyer in accordance with the terms of this Agreement.

2.4                                 Authority.  Seller has the corporate (or comparable power under foreign Legal Requirements) power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents required to be delivered by it pursuant to the terms of this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement by Seller, and of the Transaction Documents it is party to, and the consummation of the Acquisition and the transactions contemplated by this Agreement and by the Transaction Documents it is party to, have been duly authorized and approved by all necessary corporate action on the part of Seller.  This Agreement and each of the Transaction Documents that Seller is party to have been duly and validly executed and delivered by such party and constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with their terms, subject to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.5                                 Non-Contravention; Required Consents.  The execution and delivery of this Agreement by Seller and of the Transaction Documents it is party to do not, and the consummation by Seller of the Acquisition and the transactions contemplated by this Agreement and the Transaction Documents it is party to will not (a) conflict with or violate any provisions of the Certificate of Incorporation or Bylaws (or similar governing documents) of Seller or any Company; (b) violate any Legal Requirement applicable to Seller or any Company; (c) result in a breach, cause a default under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate or increase obligations under (in any case with due notice or lapse of time or both), any Material Contract; (d) result in the imposition of any Encumbrance against any material Group Asset; or (e) require any Approval, including any filings or notifications that may be required under the HSR Act, except for the third party consents or notices set forth on Schedule 2.5 (the “Required Consents”).  No consent or approval of the stockholders of Seller is required in connection with the transactions contemplated hereby.

2.6                                 Capitalization.

(a)                                  Schedule 2.6 sets forth the number of shares of capital stock (or the total registered capital) of each Company authorized, issued and outstanding as of the date hereof.  There are no options, warrants, convertible securities, subscription rights, conversion rights, preemptive rights, exchange rights, or other Contracts to which Seller or any Company is a party relating to the issuance or sale of any securities or other equity or ownership interest in any Company.  All of the outstanding shares of capital stock and, where applicable, the registered capital of each Company are duly authorized, validly issued, fully paid and nonassessable.

(b)                                 All of the shares of capital stock of the Companies were issued in conformity with applicable Legal Requirements and without violating any preemptive rights.  There are no voting agreements with respect to any securities of any Company.

(c)                                There are no obligations, contingent or otherwise, of any Company to repurchase, redeem or otherwise acquire any shares of capital stock or any of the registered capital of such Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.  Any shares of capital stock and any amount of registered capital of a Company that were issued and reacquired by such Person were so reacquired (and, if reissued, so reissued) in compliance with all applicable Legal Requirements, and no Company has any outstanding Liability with respect thereto.  There are no accrued and unpaid dividends with respect to any outstanding shares or registered capital of any Company.

2.7                                 Financial Statements; Accounting Controls.

(a)                                  Attached hereto as Schedule 2.7(a)(1) are complete copies of the unaudited consolidated balance sheet of the Group as of July 2, 2006 (the “Balance Sheet”), the unaudited consolidated balance sheet of the Group as of July 3, 2005, and the unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Group for the fiscal years ended July 2, 2006, July 3, 2005 and June 27, 2004, together with notes thereto (collectively, the “Financial Statements”). The material principles, methods and practices used by Seller in preparation of the Balance Sheet are set forth on Schedule 2.7(a)(2).  Except as set forth therein or as disclosed in Schedule 2.7(a)(2), the Financial Statements (1) were prepared in accordance with GAAP consistently applied in accordance with past practice and (2) present fairly the financial position of the Group as of the date thereof and the results of its operations for the periods then ended in all material respects.

(b)                                 The inventories on the balance sheets included within the Financial Statements were valued in accordance with GAAP consistently applied in accordance with past practice and in accordance with Seller’s inventory policy attached as Schedule 2.7(b).  All inventory classified as such in the Balance Sheet which is on hand and all additions to inventory since the date of the Balance Sheet consist of items of a quantity and quality usable or salable in the ordinary course of the business consistent with past practice, subject to any reserves set forth on the Final Closing Balance Sheet.

(c)                                  All accounts receivable reflected on the Financial Statements and all accounts receivable to be reflected on the Final Closing Balance Sheet arise from sales actually made in the ordinary course of business consistent with past practice and are not subject to any dispute, defense, setoff or similar claim.  No further goods or services are required to be provided by the Seller or Company to which any such account receivable is owing in order to entitle such Person (or its assignee, as the case may be) to collect such account receivable in full, and no receivable to be reflected on the Final Closing Balance Sheet will be pledged or assigned to any Person other than Buyer.  Schedule 2.7(c) sets forth a list of the accounts receivable of the Business as of the date set forth thereon, showing the aging thereof.

(d)                                 The Group has no Liabilities (other than Indemnified Liabilities), either direct or indirect, matured or unmatured, or absolute, contingent or otherwise, except for (i) those Liabilities set forth on the Balance Sheet, (ii) Liabilities arising in the ordinary course of business consistent with past practices since the date of the Balance Sheet, (iii) Liabilities incurred after the date hereof in compliance with this Agreement, and (iv) Liabilities that are not in excess of $200,000, individually or in the aggregate.

(e)                                  None of the Seller (with respect to the Business) or any Company has identified or been made aware of (i) any significant deficiency or material weakness in its system of internal accounting controls, policies or procedures, (ii) any fraud, whether or not material, that involves the management or other employees, contractors or consultants who have a role in the preparation of financial statements or the internal accounting controls utilized by it or (iii) any claim or allegation regarding any of the foregoing.

(f)                                    The Group maintains records in reasonable detail to accurately and fairly reflect the transactions involving the assets and liabilities of the Business and to maintain accountability therefor.

2.8                                 Absence of Changes.  Except as contemplated by this Agreement, since the date of the Balance Sheet, Seller and each Company have operated the Business and the Group only in the ordinary and normal course, consistent with past practice, and since the date of the Balance Sheet, neither Seller (with respect to the Business) nor any Company has:

(a)                                  suffered any Material Adverse Effect;

(b)                                 incurred any material obligations or Liabilities other than in the ordinary course consistent with past practices;

(c)                                  permitted or allowed any of the Group’s material properties or assets to be mortgaged, pledged or subject to any Encumbrance, except liens for Permitted Encumbrances;

(d)                                 entered into any Contract (including but not limited to any Contract for the purchase, sale, transfer, license, lease, or disposition of any assets), other than (i) the sale of inventory in the ordinary course of business consistent with past practices, (ii) customer, distributor or supplier agreements entered into in the ordinary course of business consistent with past practices, and (iii)

Contracts (other than those described in the immediately preceding clause (ii)) providing for payments by or to either Seller or Magnetek Italy in the aggregate of less than $100,000;

(e)                                  caused or experienced the acceleration, termination, modification, or cancellation of any Material Contract, or received written notice that any other Person intends to accelerate, terminate, modify or cancel any Material Contract;

(f)                                    made or committed to any capital expenditure (or series of related capital expenditures) for additions to property, plant or equipment except for expenditures made in the ordinary course of business consistent with past practices and involving no more than $50,000 individually or $100,000 in the aggregate;

(g)                                 made any capital investment in, loan to or acquisition of the securities, equity interests or assets of, any other Person;

(h)                                 granted any increase in compensation or benefits of employees (including any increase pursuant to any new or presently existing Employee Benefit Plan), or any increase in any such compensation payable or to become payable to any officer or employee except in the ordinary course of business consistent with past practices;

(i)                                     issued any securities or registered capital of any Company or any right to acquire any securities or registered capital of any Company;

(j)                                     waived any right of material value, or initiated, settled or compromised any material claim;

(k)                                  engaged in channel loading (e.g. pre-selling to customers or distributors) or otherwise accelerated sales or collections of receivables (other than factoring of receivables), or delayed the payment of payables (other than in the ordinary course of business consistent with past practice).

(l)                                     made any capital contributions to any Company to the extent such contributions reduced the outstanding Indebtedness of the Group; or

(m)                               authorized, approved or committed to do any of the foregoing.

2.9                                 Suppliers and Customers.  Schedule 2.9 sets forth a list of each supplier to whom the Group collectively made payments aggregating $100,000 or more (each, a “Key Supplier”) and each customer (including distributors and resellers) from whom the Group collectively received payments aggregating $1,000,000 or more (each, a “Key Customer”), in each case for the fiscal year ended July 2, 2006, together with a list of each sole source supplier to whom the Group collectively made payments aggregating at least $50,000 during such fiscal year (each, a “Key Sole Source Supplier”).  Schedule 2.9 shows, with respect to each Key Customer, Key Supplier and Key Sole Source Supplier, the name and dollar volume involved.  To the Seller’s Knowledge, since January 1, 2005 no Key Supplier, Key Sole Source Supplier, or Key Customer has given written notice to Seller or any Company of such Person’s intention to terminate or substantially reduce the extent of its business relationship with the Group.  Since January 1, 2005, to the Knowledge of Seller, neither the Seller nor any Company has experienced or been notified of any shortage in goods or services that are material to the Business.

2.10                           Intellectual Property.

(a)                                  Schedule 2.10(a) lists all United States or foreign patents, applications for patent, copyright, mask work, trademark or service mark registrations, domain name registrations, and applications for any such registrations included in the Group Intellectual Property owned by Seller or any of the Companies, indicating for each, the patent number, registration or application number, filing jurisdiction, date of issue or filing, and current owner of record (the “Group Registered Intellectual Property”).  The Group Registered Intellectual Property is owned exclusively by Seller and the Companies free and clear of all joint ownership, assignments and Encumbrances (other than Permitted Encumbrances) (except for any of the foregoing arising under any licenses or related agreements that are disclosed on Schedule 2.13).  All of the issued Group Registered Intellectual Property (i.e., excluding any applications for patent or for registration of any copyright, mask work, domain name, trademark or service mark) that have not expired are valid, subsisting, have not expired and, except as noted on Schedule 2.10(a), have not been abandoned (except that such representation and warranty as to validity with respect to patents is to the Knowledge of Seller).  Seller has Made Available To Buyer true and correct copies of each of the foregoing applications, registrations, filings, and any unprivileged related correspondence in the possession of Seller or any of the Companies.

(b)                                 Except as set forth on Schedule 2.10(b)(1), (i) the Group is not misappropriating, infringing or violating, and has not since January 1, 2004 misappropriated, infringed or violated, any mask works, copyrights or trade secrets of any other Person or, to the Knowledge of Seller, any other Intellectual Property Rights of any other Person and (ii) the Group has not received any notice or claim alleging that the Group or the Business infringes, misappropriates or otherwise violates the Intellectual Property Rights of any other Person. Except as set forth on Schedule 2.10(b)(2), to the Knowledge of Seller, no third party currently is infringing, violating, misappropriating, or has, since January 1, 2004, infringed, misappropriated or violated, any rights in the Intellectual Property Rights included in the Group Assets. Neither Seller nor any Company has entered into any Contract granting any Person the right to bring infringement actions with respect to, or otherwise to enforce, against third parties any of the material Group Intellectual Property owned by or exclusively licensed to Seller or any Company, other than such rights arising by operation of law under or as a result of any exclusive license of any such Group Intellectual Property.

(c)                                  Seller and the Companies own or have valid license rights to use all Intellectual Property Rights necessary for the Group to conduct its Business as presently conducted, including without limitation the right to make, have made, use, offer for sale, sell, import, reproduce, create derivative works based on, translate, distribute, transmit, display, perform, license, sublicense, assign, transfer, sell and otherwise exploit the Products to the extent currently done by the Seller and the Companies in conducting the Business, without any misappropriation, infringement, or violation of any mask works, copyrights or trade secrets of any other Person or, to the Knowledge of Seller, any other Intellectual Property Rights of any other Person.

(d)                                 All Intellectual Property Rights in and to all material inventions, know-how and works of authorship developed by employees, consultants or independent contractors of the Business in the course of their employment or engagement have been validly transferred and assigned by such employees, consultants and independent contractors to Seller or a Company by a written “work made for hire” or assignment agreement. Seller and the Companies have taken reasonable steps (including entering into confidentiality and nondisclosure agreements with employees, consultants and other Persons with access to or knowledge of confidential and proprietary information of the Business) to safeguard and maintain the secrecy and confidentiality of the Group’s material confidential and proprietary information.

(e)                                  Except as provided in Schedule 2.10(e), neither Seller nor any Company has transferred any ownership or joint ownership of, or granted any exclusive license of, any material Group

Intellectual Property to any Person or authorized any Person to modify, improve or create derivative works of any material Group Intellectual Property.

(f)                                    Except as provided in Schedule 2.10(f), no Product or portion thereof constituting computer software and no other computer software in which Seller or any of the Companies owns the Intellectual Property Rights (“Proprietary Software”) has been or is being distributed, in whole or in part, or was used, or is being used by Seller or any Company in conjunction with any Public Software in a manner which would require that source code for such Product or Proprietary Software be disclosed or distributed under terms that permit disclosure of such source code in the absence of a binding obligation of confidentiality. “Public Software” means any software that is distributed as free software, open source software (e.g., Linux) or under similar licensing or distribution models, including but not limited to any software licensed or distributed under the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.

2.11                           Real Property; Title to Assets; Equipment.

(a)                                  Schedule 2.11(a) sets forth a complete list of all of the real property owned by Seller (as it relates to the Business or the Group) or any Company (the “Owned Properties”).  Each of Seller and each Company has good, valid and marketable title to each parcel of Owned Property, free and clear of any Encumbrance (other than Permitted Encumbrances).

(b)                                 Schedule 2.11(b) sets forth a complete list of (i) all of the leases, subleases or other similar agreements (the “Leases”) under which Seller (as it relates to the Business or the Group)or any Company uses or occupies or has the right to use or occupy any real property (the “Leased Properties” and, with the Owned Properties and the Ownership Rights (as defined below), the “Real Properties”), and (ii) all material licenses, easements, rights of way, access and other similar arrangements under which Seller (as it relates to the Business or the Group) or any Company otherwise uses or occupies or has the right to use or occupy any real property (the “Ownership Rights”).  Seller and each Company is, and to Seller’s Knowledge, all other parties under the Leases are in compliance in all material respects with the terms of all Leases, and all such Leases are valid, subsisting and in full force and effect, and free and clear of any Encumbrance (other than Permitted Encumbrances).  Seller has Made Available To Buyer true and correct copies of all Ownership Rights.

(c)                                  The Purchase Assets constitute all of the assets and properties reasonably required to conduct the US Business of Seller in the manner in which and to the extent to which such Business was conducted during the periods reflected in the Financial Statements and is currently being conducted.  Seller does not provide any material services to any Company, except as set forth on Schedule 2.11(c).

(d)                                 Except as set forth in Schedule 2.11(d), the items of equipment, buildings, structures, improvements and other tangible assets owned or leased by Seller (with respect to the Business) or owned or leased by a Company are reasonably adequate for their current uses, are in good condition and repair (ordinary wear and tear excepted), and, to the Knowledge of Seller, are free from material defect.

(e)                                  Neither Seller nor any Company has received written notice of any condemnation or eminent domain Legal Proceedings or written notice of any threat thereof with respect to any interest in any of the Real Properties and is not in negotiations with any Governmental Entity with respect to condemnation of, or the exercise by such Governmental Entity of the right of eminent domain in respect of, any Real Properties.

(f)                                    Each Company has good and marketable title to, or a valid leasehold interest in, all of the Group Assets that it owns or leases, and has a valid right to use all other Group Assets that it uses, in each case free and clear of all Encumbrances (other than Permitted Encumbrances).  Schedule 2.11(f) lists individually all fixed assets (within the meaning of GAAP) included in the Group Assets having a book value greater than $1,000 indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the date of such list.

(g)                                 Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchase Assets, in each case free and clear of all Encumbrances (other than Permitted Encumbrances).

2.12                           Related Party Transactions.  Except as disclosed in Schedule 2.12, no Person who is an officer or director of Seller or any Company, or any Affiliate of Seller or any Company, or any officer or director of any such Affiliate, or to the Knowledge of Seller, any family member of any of the foregoing, (i) is an officer, director or Affiliate of, or has any direct or indirect interest in, any Person that purchases from or sells or furnishes to the Group, any goods or services, or (ii) is a party to any Contract to which the Group is a party, except insofar as is disclosed or reflected in the Financial Statements or in which the amount involved is less than $60,000; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section.

2.13                           Contracts.

(a)                                  Except as set forth in Schedule 2.13, neither the Seller in respect of the Group or the Business, nor any of the Companies is party to or bound by any Contract of any of the following types (collectively, the “Material Contracts”):

(i)                                     any Contract providing guaranty or suretyship, providing for the issuance of letters of credit, or any pledge, bond or similar arrangement given by or running to the account of a Company;

(ii)                                  any Contract relating to the purchase, lease, license, maintenance, management, acquisition, sale, use, disposition or furnishing of assets properties, goods, products, materials, supplies, merchandise, machinery, equipment, parts or any other property or services, excluding, however, (1) any purchase orders or other customer contracts entered into in the ordinary course of business consistent with past practice, (2) supplier or vendor contracts entered into in the ordinary course of business consistent with past practice, and (3) any Contract not described in (1) or (2) above that is made in the ordinary course of business consistent with past practice that involves revenues or expenditures equal to or less than $25,000 in the aggregate;

(iii)                               any Contract obligating Seller or any Company to refrain from (1) competing with or engaging in any business, or (2) conducting the Business in any particular jurisdiction;

(iv)                              any employment or consulting Contract other than employment or consulting Contracts that can be terminated without penalty, severance, liability or premium upon notice of 90 days or less;

(v)                                 any Contract relating to Indebtedness or under which the Seller or any Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness or any material Encumbrance;

(vi)                              any Contract set forth on Schedule 2.12;

(vii)                           any Contract (excluding any purchase orders) with any Person set forth on Schedule 2.9;

(viii)                        any Contract involving annual payments to or from the Seller (in respect of the Business) and the Companies, taken as a whole, of more than $100,000;

(ix)                                any Contract (1) for the cleanup, abatement or other actions in connection with any hazardous material, the remediation of any existing environmental Liabilities, violation of any Environmental Laws or relating to the performance of any environmental audit or study, or (2) containing any undertaking, term or condition under which a seller under the Contract assumes or agrees to perform, be responsible for, or indemnify the buyer against, any of the buyer’s responsibilities under Waste Electrical and Electronic Equipment regulations (e.g., Directive 2002/96/EC of the European Parliament, amendments thereto, or any comparable national or regional supplements or enabling legislation);

(x)                                   any Contract related to any material Intellectual Property Rights or that is set forth on Schedule 2.13(e);

(xi)                                any instrument set forth on Schedule 2.11(b);

(xii)                             any Contract not listed above which is or would reasonably be expected to be material to the Group;

(xiii)                          any Contract containing “non-cancelable non-returnable” provisions relating to the ordering and purchasing of inventory or materials of any nature in excess of $50,000;

(xiv)                         any Contract which transfers to a Key Customer (either immediately, or upon the occurrence of events specified therein) any Intellectual Property Rights necessary to manufacture a Group product, for the purpose of enabling such Key Customer to take over such manufacture from Seller or a Company, as the case may be;

(xv)                            any Contract concerning the establishment or operation of a partnership, joint venture or other Person or any capital investment in, loan to or acquisition of the securities, equity interests or assets of, any Person or the acquisition of a business or Person; or

(xvi)                         any Contract with any union or any collective bargaining agreement.

(b)                                 Each Material Contract, as amended to date, has been Made Available To Buyer, is a bona fide, valid and binding obligation of Seller or the Company party to such Contract, as applicable, is enforceable against such party and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, and does not violate in any material respect any Legal Requirement applicable to Seller or any Company, as the case may be.  Neither Seller nor any Company that is party to a Material Contract is in material default under any such Material Contract nor has any event or omission occurred, which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or cause the acceleration of any of Sellers’ or the Companies’ obligations thereunder, and, to the Knowledge of Seller, neither Seller nor any Company is alleged to be in breach or default in any material respect thereunder.  Neither Seller nor any Company has given written notice to any other Person that such Person has breached, violated or defaulted in any material respect under any Group Material Contract (which breach, violation or default has not been resolved or cured).

(c)                                  The Material Contracts that are included within the Assigned Contracts are denoted with an asterisk (*) on Schedule 2.13.

2.14                           Legal Proceedings.  Except as set forth on Schedule 2.14(a), there are no material Legal Proceedings pending, or to the Knowledge of Seller, threatened against Seller (relating to the Group or the Business) or any Company. Furthermore, (a) neither Seller (as relates to the Group or the Business) nor any Company is subject to any judgment, decree, injunction or order of any Governmental Entity, (b) no Legal Proceeding has been instituted against Seller or any Company before any Governmental Entity by any Person seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (c) neither Seller nor any Company has received any written notice of any investigation or review by any Governmental Entity with respect to the Group and, to the Knowledge of Seller, no investigation or review by any Governmental Entity with respect to the Group is pending or threatened.  Neither Seller (as relates to the Group or the Business) nor any Company has given written notice threatening to initiate any Legal Proceeding against any Person.  Except as set forth on Schedule 2.14(b), there are no Legal Proceedings related to the Group or the Business in which Seller or any Company is plaintiff or claimant (the “Pending Claims”).

2.15                           Governmental Authorizations; Legal Compliance.

(a)                                  Seller and each Company has all material Governmental Authorizations to enable it to conduct the Business in the manner in which the Business is currently being conducted or has been conducted during the period reflected in the Financial Statements, and Seller and each Company is in compliance in all material respects with the terms and requirements of such Governmental Authorizations.  Schedule 2.15(a) sets forth each such material Governmental Authorization.  Since January 1, 2004, neither Seller (as relates to the Group or the Business) nor any Company has received any written notice or other written communication from any Governmental Entity (i) asserting any material violation of or failure to comply with any Legal Requirement of any Governmental Authorization or (ii) notifying such party of the revocation or withdrawal of any Governmental Authorization relating to the Group.

(b)                                 Each of Seller (as relates to the Group or the Business) and the Companies is in material compliance with all applicable Legal Requirements.  None of Seller (as it relates to the Business) nor any Company is subject to any material judicial order, decree, decision, award, injunction, stipulation, holding, judgment or writ that by its terms expressly applies to such Person.  Since January 1, 2004, neither Seller (as relates to the Group and the Business) nor any Company has been cited, fined or otherwise notified in writing of any failure to comply with any material Legal Requirement and no Legal Proceeding with respect to any such violation is pending or, to the Knowledge of Seller, threatened.

(c)                                  Since January 1, 2004, none of Seller or any Company, or any director, officer, employee or shareholder thereof, nor, to the Knowledge of Seller, any agent, representative, or any Person acting for or on behalf of any of them, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment or item of value to any Person, private or public, regardless of what form, whether or not in money, property, or services (A) to obtain or pay for favorable treatment or special concessions or to secure Contracts, or pay for favorable treatment, special concessions or Contracts already obtained or (B) in violation of any applicable Legal Requirement, or (ii)

established or maintained any fund or asset that has not been recorded in the books and records of the Group.

2.16                           Tax Matters.

(a)                                  Except as set forth on Schedule 2.16(a), all Tax Returns required to be filed with any Governmental Entity by any Company have been filed.  All Tax Returns filed by or on behalf of any Company were, in all material respects, properly and timely filed when due (taking into account extension of time validly obtained), and in all material respects, accurately reflect the Taxes of such Company for the periods covered thereby in all material respects.  Except as set forth on Schedule 2.16, each Company has paid or has had paid on its behalf all Taxes required to have been paid by such Company.

(b)                                 None of the Companies has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any tax that remains outstanding.

(c)                                  All jurisdictions where any Company was required to or has filed income Tax Returns for which the applicable statute of limitations applicable to the Taxes reportable on such Tax Returns remains open are set forth on Schedule 2.16(c).

(d)                                 Except as set forth on Schedule 2.16(d), no Tax deficiency or delinquency is being asserted in writing or, to the Knowledge of Seller, threatened against any Company and no audit, action or similar Legal Proceeding relating to Tax matters is pending or, to the Knowledge of Seller, threatened by any Governmental Entity against any Company.  No outstanding adjustment relating to any Tax Return of any Company has been proposed in writing or, to the Knowledge of the Company, otherwise, by any Governmental Entity.

(e)                                  Except as set forth on Schedule 2.16(e), there are no Encumbrances for Taxes (except Encumbrances for current Taxes not yet delinquent) upon any of the Group Assets or the Acquired Stock.

(f)                                    Seller or each Company has Made Available To Buyer, copies of all Tax Returns filed by or on behalf of such Company for the applicable statute of limitations applicable to the Taxes reported on such Tax Returns remains open.

(g)                               None of the Companies has assets that are treated as “tax-exempt use property” for United States Tax purposes.

(h)                                 None of the Companies has (i) ever been a party to any Tax sharing, indemnification, allocation or other similar agreement that will remain in effect following the Closing, other than such agreements with lessors regarding payment of property Taxes, vendors and service providers regarding payment of sales/use Taxes and the like arising in the ordinary course of business of the Companies (“Ordinary Course Tax Agreements”), (ii) any liability for the Taxes of any person (other than the Companies), under any provision of applicable law, as a transferee or successor, by contract or agreement, or otherwise (other than Ordinary Course Tax Agreements), (iii) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes that will continue following the Closing, or (iv) is treated as other than an association taxable as a corporation for United States federal income Tax purposes.

(i)                                     Neither Seller nor any of the Companies has been deemed to be either a “distributing corporation” or a “controlled corporation” in (i) a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or (ii) a distribution of stock which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Acquisition.

(j)                                     None of the Companies is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction.  None of the Companies is liable for any Tax as the agent of any other person or business nor constitutes a permanent establishment or other place of business of any other person, business or enterprise for any Tax purposes.

(k)                                  None of the Companies will be required to include any material income or gain or exclude any deduction or loss from taxable income as a result of (i) any change in method of accounting, closing agreement, deferred intercompany gain or excess loss account or any similar provision under any applicable law arising prior to Closing, (ii) installment sale or open transaction disposition consummated prior to Closing or (iii) prepaid amount received prior to Closing, except in each case to the extent the Tax liability from such event has been properly reflected in the Financial Statements in accordance with GAAP.

2.17                           Employee Benefit Matters.

(a)                                  Schedule 2.17(a) sets forth a true and complete list of all oral and written plans, trust agreements, Contracts, policies or arrangements relating to any pension, thrift, savings, profit sharing, retirement, bonus, incentive, medical, dental, death, accident, disability, stock purchase, stock option, phantom stock or phantom stock option, stock appreciation, deferred compensation, hospitalization, “parachute,” severance, vacation, sick leave or personal leave or any other direct or indirect form of compensation maintained by Seller and the Companies or to which Seller or any Company contributes, is liable for, or may become liable for in the future, for the benefit of any current or former Group Employee or independent contractor or consultant, including all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA.  The items described in the foregoing sentence are referred to collectively as “Employee Benefit Plans.”

(b)                                 True and correct copies of the written Employee Benefit Plans, including all amendments thereto, along with a written description of any Employee Benefit Plan that is not set forth in a written document will be provided to Buyer at or before the Closing Date.  In addition, at or before the Closing Date, Buyer will also be provided with the following documentation regarding any Employee Benefit Plan maintained, contributed to or with respect to which, any one or more of the Companies may now or in the future have any liability with respect to (collectively, the “Company Benefit Plans”): (i) the most recent annual actuarial valuation, if any, (ii) all Internal Revenue Service or Department of Labor determination, opinion, notification and advisory letters or similar correspondence from non-U.S. Governmental Entities, (iii) the most recent annual report (including all schedules and financial statements attached thereto), if any, (iv) all material correspondence to or from any Governmental Entity received in the last three years, (v) any discrimination tests for the most recent plan year, and (vi) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity Contracts, and group insurance Contracts.  No Employee Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA), and Seller and the Companies have not ever contributed or been obligated to contribute to any multiemployer plan.  Except as set forth on Schedule 2.17(b), no Employee Benefit Plan is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to the provisions of Title IV of ERISA, nor has Seller (in any capacity which could result in Liability to Buyer) nor any Company ever contributed or been obligated to contribute to any such employee pension benefit plan.  Except as set forth on Schedule 2.17(b), no Employee Benefit Plan is (i) a plan described in Section 413 of the Code, (ii) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (iii) a defined-benefit pension plan maintained outside of the U.S. (other than plans sponsored by a Governmental Entity), nor has Seller (in respect of the Business or in any other capacity which could result in Liability to Buyer) or any Company ever contributed or been obligated to contribute to any such plans.  Schedule 2.17(b) contains a list of each defined-benefit pension plan or similar plan maintained outside of the U.S. by (i) any one or more of the Companies or (ii) the Seller (but only with respect to any Seller plans that could result in Liability to Buyer), other than any such plans that are required to be maintained by Seller or one or more of the Companies under the applicable Legal Requirements, and for each such plan listed on Schedule 2.17(b), sets forth the plan’s “projected benefit obligation” and fair value of plan assets (each, calculated in accordance with GAAP) as of July 2, 2006.  Except as set forth on Schedule 2.17(b), Seller and the Companies have complied with, and each Employee Benefit Plan conforms in form and operation to, all applicable Laws, including, but not limited, to ERISA and the “Prohibited Transactions” rules thereunder, and those provisions of the Code or similar non-U.S. Law, with which compliance is required to obtain any intended favorable Tax treatment, in all material respects.  All contributions required to be made with respect to any Employee Benefit Plan have been made.

(c)                                  There are no actions, suits or claims pending (other than routine claims for benefits) or, to Seller’s Knowledge, threatened with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan.  Except as set forth in Schedule 2.17(c), each Employee Benefit Plan is in compliance with any legally applicable minimum funding standard.

(d)                                 Except as provided on Schedule 2.17(d), no Employee Benefit Plan provides, or reflects or represents any Liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment, other than any such benefits required to be provided under applicable Law.

(e)                                  Except as set forth on Schedule 2.17(e), as of the Closing Date, no Group Employee will be a “disqualified individual” within the meaning of Section 280G of the Code and the regulations thereunder.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Group Employee to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan or (2) solely with respect to the Companies, otherwise trigger any acceleration (of vesting, funding or payment of benefits or otherwise) under or with respect to any Company Benefit Plan.

2.18                           Environmental Matters.

(a)                                  Compliance.  Seller (in respect of the US Business) and each Company are in compliance with all applicable Environmental Laws.  Since January 1, 2004, neither Seller nor any Company has received any written notice or other communication from a Governmental Entity or any other Person that alleges that the Business is not in compliance with any Environmental Law.

(b)                                 Claims.  There is no Environmental Claim pending or, to the Knowledge of the Seller, threatened against (i) Seller or any Company with respect to the Business or (ii) any Person whose Liability for any Environmental Claim the Seller or any Company has or may have retained or assumed either contractually or by operation of law.

(c)                                  Hazardous Materials.  Neither Seller or any Company nor, to the Knowledge of Seller, any other Person, has treated, stored, disposed of, arranged for the disposal of, transported to, or Released in reportable quantities any Hazardous Materials from, on, at or under any Real Property, or, to the Knowledge of the Seller, any property formerly owned or occupied by the Business, or any third party location to which Hazardous Materials were sent, or caused to be sent, from a Real Property except (A) in compliance with applicable Environmental Laws, and (B) in a manner that has not resulted in and is not reasonably likely to result in an Environmental Claim or required remediation under any Environmental Law.

(d)                                 Reports.  The Seller and the Companies have provided to Buyer copies of all material written environmental reports, assessments, audits or investigations in their possession or control relating to the Real Properties.

2.19                           Labor Relations.

(a)                                  Employees.  Schedule 2.19(a)(1) includes a complete and correct list, as of the date hereof, of all Group Employees as well as all independent contractors and consultants of the Seller (as it relates to the Group or the Business) or a Company. Opposite the name of each individual on Schedule 2.19(a)(1) is (i) solely with respect to each Group Employee in the United States, a notation classifying each as regular employee, leased employee, temporary employee, part-time employee, independent contractor or consultant; (ii) such person’s current compensation rate; (iii) such individual’s employer, (iv) the current accrual of vacation pay for each such individual; and (v) to the extent allowable by applicable law, a notation as to whether such individual is a member of a union related to the Business and, if a member of a union, the name of the union to which they are a member.  No bonus, severance or other payments or benefits of any kind are due to any Group Employee, consultant or independent contractor as a result of the transactions contemplated by this Agreement. To the Knowledge of the Seller, all Group Employees (other than leased employees, temporary employees, and part-time employees) that were hired to devote all or substantially all of their business time to the conduct of the Business are so devoting all or substantially all of their business time to the conduct of the Business.  Except as set forth on Schedule 2.19(a)(2), no Group Employee is on leave for any reason.  All Group Employees, consultants and independent contractors are properly classified in accordance with applicable Legal Requirements and have had appropriate withholdings from income reported and severance indemnity amounts accrued as required by applicable Legal Requirements.  To the Knowledge of the Seller, no Group Employee with the title of manager or higher, or with a position comparable thereto, has, within the past 3 months, expressed an intent to terminate his or her employment within the next 3 months.  Except as set forth on Schedule 2.19(a)(2)(3), neither Seller nor any Company has, within the past 3 months, terminated or given notice of termination to any Group Employee with a title of manager or higher, or with a position comparable thereto.

(b)                                 Labor Relations.  Except as set forth in Schedule 2.19(b), (i) no collective bargaining agent has been certified as a representative of any of the Group Employees, (ii) there is no request before Seller or any Company for union representation with respect to any Group Employee, and there are no pending labor negotiations with respect to the Group or the Business, and (iii) to the Knowledge of Seller, no organizing activity or representation campaign or election is now in progress with respect to any Group Employee. There are no unfair labor practice complaints, or to the Knowledge of Seller, threatened, relating to or affecting the Group or the Business, except as would not reasonably be expected to result in any material liability.  Since June 30, 2004, there has not been any material labor strike, labor slowdown, work stoppage, labor picketing or lockout involving employees of the Group or the Business.

(c)                                  Complaints.  Except as set forth in Schedule 2.19(c), (i) there are no Legal Proceedings, pending or, to the Knowledge of Seller, threatened, (ii) there have been no written claims given to Seller or any Company since January 1, 2006, and (iii) there are no internal investigations currently pending, in any case regarding harassment, discrimination, wages, hours, equal opportunity, occupational safety and health, or the payment of social security and other taxes, in any case relating to or affecting the Group or the Business. Seller (as relates to the Group or the Business) and each Company have complied with all applicable Legal Requirements relating to the hiring and retention of all Group Employees relating to wages, hours, equal opportunity, collective bargaining, immigration and naturalization, the payment of social security and other taxes, and any other employment-related Legal Requirements.

(d)                                 Compensation.  Neither Seller nor any Company is delinquent in any payment to any Group Employee for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees including but not limited to amounts for regular time and overtime and compensatory time. Any accruals for incentive bonuses to Group Employees for the current fiscal year are accurately reflected on the Balance Sheet.

2.20                           Product Warranty and Product Liability.

(a)                                  Schedule 2.20(a) lists the standard forms of terms and conditions regarding Warranties that have not lapsed or expired.  No Product has been manufactured, leased or sold by or on behalf of Seller or any Company with any Warranty that is materially less favorable to Seller or any Company than the terms and conditions described on Schedule 2.20(a).

(b)                                 Schedule 2.20(b) describes in reasonable detail all Product recalls since January 1, 2004. No recall or post-sale notice or warning is pending or, to the Knowledge of Seller, threatened in connection with any Product and, to the Knowledge of Seller, no basis exists for any such recall, notice or warning.

(c)                                  Each Product is free of any design defect (including bugs, errors, viruses, “Trojan horses” or other disabling software code) or failure to warn and complies in all material respects with all applicable (i) Legal Requirement and (ii) binding customer-mandated specifications and Contract commitments therefor as agreed to and accepted by Seller or any Company (including but not limited to those customer-mandated specifications or requirements that explicitly require or specify that a Product be designed, developed, manufactured, or sold in compliance with the Restriction of Hazardous Substances Directive (RoHS) 2002/95/EC (the “RoHS Directive”).  Schedule 2.20(c) lists, to the Knowledge of Seller, any claims for any injury, damage, loss or failure arising in connection with a Product that, since January 1, 2004, have been alleged in writing in amounts exceeding $100,000, other than claims arising solely out of any warranty.

(d)                                 Except as set forth on Schedule 2.20(d), there are no pending material disputes with respect to the Warranties.

(e)                                  Except as set forth on Schedule 2.20(e), (i) no aggregate returns of any Product during any 12-month period since January 1, 2004 have exceeded 1% of the aggregate unit sales of such Product during such 12-month period, (ii) to the Knowledge of the Seller, no customer of the Business experienced failures or serious product performance defects in greater than 1% of the units purchased by such customer during any 12-month period since January 1, 2004, (iii) to the Knowledge of the Seller, there has been no Liability as a result of, or based upon or arising from or out of, or in connection with any injury to any individual or property as a result of the ownership, possession or use of the Products, and (iv) to the Knowledge of Seller, there have been no investigations by any Governmental Entity into any defects or alleged defects of the Products.  To the Knowledge of the Seller, none of the foregoing has occurred with respect to components, products, parts or other supplies provided to the Group by suppliers of the Business.

(f)                                    Except as set forth in Schedule 2.20(f), or unless otherwise directed by customer specifications, contractual understandings or customer acknowledgements regarding the acceptability to said customer of RoHS Directive non-compliance for a particular product, each product of the Business for which development commenced after January 1, 2006 has been designed and developed to be compliant with the RoHS Directive, as of the time when such product is or will be released for production and offered for sale.

2.21                           Brokers.  Except for commissions, fees and costs payable to Stephens Inc. in connection with the Acquisition (which commissions, fees and costs shall be borne exclusively by Seller), no broker, finder or investment banker is entitled to any brokerage, finder’s or other cost, fee or commission in connection with the Acquisition based upon arrangements made by or on behalf of Seller or any Company.  Notwithstanding anything to the contrary contained in this Agreement, Seller is not responsible for any fees or costs incurred by Buyer in obtaining financing in connection with the Acquisition, including any financing fees and costs payable by Buyer to Stephens Inc. (which fees and costs shall be borne exclusively by Buyer).

2.22                           Insurance.  Schedule 2.22 lists all insurance policies relating primarily to the Group (the “Insurance Policies”).  Neither Seller nor any Company is in material default under any Insurance Policy, and none has received any notice or other indication from any insurer or agent of any intent to cancel or not renew any of such Insurance Policy.

2.23                           Bank Accounts; Powers of Attorney.  Schedule 2.23 sets forth a true and complete list of all bank accounts, safe deposit boxes and lock boxes of the Group, including, with respect to each such account and lock box, the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto.  Schedule 2.23 also sets forth the name of each Person holding a general or special power of attorney from the Group and a description of the terms of such power.

2.24                           Sarbanes Oxley Certifications.  Each Company has executed and delivered to Seller a compliance checklist in the form attached hereto as Schedule 2.24(a) in connection with the Sarbanes-Oxley Act for each fiscal quarter of Seller during the past three fiscal years.  Attached hereto as Schedule 2.24(b) is a list of each signatory to each such executed checklist.  Attached hereto as Schedule 2.24(c) is a list of all exceptions identified in each such executed checklist.  Seller hereby confirms that the certifications contained in its filings under the Securities Exchange Act of 1934, as amended, pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act, are true and correct as of the date hereof.  None of Seller (in respect of the Business) or any Company has identified or been made aware of (i) any significant deficiency or material weakness in its system of internal accounting controls, policies or procedures, (ii) any fraud, whether or not material, that involves the management or other employees, contractors or consultants who have a role in the preparation of financial statements or the internal accounting controls utilized by it or (iii) to the Knowledge or Seller, any claim or allegation regarding any of the foregoing.

2.25                           Export Control.  Seller (in respect of the Business) and each Company has complied in all material respects with the export control laws of the United States, including but not limited to the export control laws administered by the Bureau of Industry and Security of the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State, with respect to the export of goods, services and technology from the United States and the re-export of U.S. origin goods, services and technology from third countries, as well as with the export control laws of any other jurisdiction, to the extent such U.S. and other laws were or are applicable to the Seller (in respect of the Business or the Group) and each of the Companies.  The Group has no Liability for material non-compliance with Legal Requirements imposing economic sanctions upon countries, Governmental

Entities or other Persons, including, without limitation, any Legal Requirement administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

2.26                           HSR Act; Turnover in Italy.  The Companies (a) do not, in the aggregate, hold assets located in the United States with a fair market value of $56.7 million or more and (b) did not, in the aggregate, make sales in or into the United States of $56.7 million or more in the most recent fiscal year, as calculated under the rules and regulations of the HSR Act. Seller’s aggregate turnover in Italy did not exceed Euro 40,000,000 for its fiscal year ending July 2, 2006.

2.27                           Disclaimer of Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER DOES NOT MAKE, AND SELLER EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, FOREIGN LAW OR OTHERWISE, REGARDING ANY EXPECTED YIELD OR RETURN FROM ANY INVESTMENT HEREUNDER, INCLUDING THE QUALITY, CONDITION, OR OPERABILITY OF THE BUSINESS, THE GROUP, THE ACQUIRED SHARES, THE PURCHASE ASSETS OR THE GROUP ASSETS, INCLUDING, WITHOUT LIMITATION, ANY BUSINESS, ASSETS, IMPROVEMENTS, PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES OF THE PURCHASE ASSETS OR GROUP ASSETS.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article III are true, correct and complete as of the date of this Agreement (or, if made as of a specified date, as of such date).

3.1                                 Due Organization.                                                Buyer is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware and has the necessary corporate power and authority to own or lease its properties and conduct its business as currently conducted.

3.2                                 Authority; Binding Nature.  Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents required to be delivered by Buyer pursuant to the terms of this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement by Buyer and the Transaction Documents to which Buyer is a party, and the consummation of the Acquisition and the transactions contemplated by this Agreement and the Transaction Documents to which Buyer is a party, have been duly authorized and approved by all necessary corporate action on the part of Buyer.  This Agreement and the Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their terms, subject to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.3                                 Non-Contravention; Consents.  The execution and delivery of this Agreement by Buyer and each of the Transaction Documents to which Buyer is a party, and the consummation of the Acquisition and the transactions contemplated by this Agreement and the Transaction Documents to which Buyer is a party, will not (a) conflict with or violate any provisions of the Certificate of Incorporation or Bylaws (or similar governing documents) of Buyer, (b) violate any Legal Requirement applicable to Buyer; or (c) require any Approval, except for (i) any filings or notifications that may be required under the HSR Act or the competition law of any applicable jurisdiction and (ii) third party Approvals set forth on Schedule 3.3.

3.4                                 Brokers.  Except for commissions, fees and costs payable to Needham & Company in connection with the Acquisition (which commissions, fees and costs shall be borne exclusively by Buyer), no broker, finder or investment banker is entitled to any brokerage, finder’s or other cost, fee or commission in connection with the Acquisition based upon arrangements made by or on behalf of Buyer.  Buyer is responsible for all fees or costs incurred by Buyer in connection with obtaining financing for the Acquisition, including any fees or costs payable by Buyer to Stephens Inc. (which fees and costs shall be borne exclusively by Buyer).

3.5                                 Litigation.  There is no litigation pending or threatened in writing against Buyer in any court or any proceeding before any Governmental Entity that would prevent or materially hinder the consummation of the Transactions by Buyer.

3.6                                 Sufficient Funds.  Immediately prior to the Closing Buyer will have sufficient funds to enable Buyer to pay the Closing Payment and all other fees and expenses payable by it at the Closing related to the Acquisition.

3.7                                 Turnover in Italy.  Buyer’s aggregate turnover in Italy did not exceed Euro 100,000,000 for its fiscal year ending December 31, 2005.

3.8                                 Acknowledgment Regarding Transaction.  Buyer represents that in making the decision to enter into this Agreement, it has relied solely on its own independent investigation, the express, representations, warranties, and covenants set forth in this Agreement, and Buyer’s own assessment of the past, current, and future business requirements of the Group.  Accordingly, Buyer acknowledges, represents and warrants that, except as expressly set forth in this Agreement, neither Seller nor any Company nor any Representative has made, and Buyer has not relied upon, any representations and warranties of any nature whatsoever.  Specifically (but without limitation) Buyer acknowledges that Seller makes no representation or warranty with respect to any projections or forecasts Made Available To Buyer or any of its Representatives.

ARTICLE IV
CERTAIN COVENANTS OF THE PARTIES

4.1                                 Access to Information.  During the period from the date of this Agreement through the Closing Date, Seller shall, and shall cause the Companies and their respective Representatives to, provide Buyer and Buyer’s Representatives with reasonable access to Representatives of such party, and to all personnel, properties, Contracts, assets, Business Records, Tax Returns, work papers and other documents and information relating to the Group or the Business.  Following the Closing, Buyer and Seller agree to use commercially reasonable efforts to promptly furnish to the other party information in its possession to enable the other party to properly prepare financial statements and tax and other documents required to be filed with any Governmental Entity, regulatory authority or stock exchange.  Buyer will maintain copies of all material Business Records of the Group delivered to Buyer at the Closing (which shall be deemed to include such records as are at offices of any Company as of the Closing), in particular those pertaining to Taxes, for such period as is consistent with Buyer’s record-retention policies and practices (but in any event, with respect to Taxes, for the period specified in Section 4.9(a)) and will permit the Seller to have reasonable access (at Seller’s expense) thereto to enable Seller to prepare financial statements or Tax Returns or defend any Tax Proceedings.

4.2                                 Operation of the Group.  Except as contemplated or permitted by this Agreement, or approved in writing by Buyer, and save as otherwise required by applicable Legal Requirements, at all times from and after the date of this Agreement until the Closing Date, Seller will conduct, and shall cause the Companies to conduct, the operations of the Group in the ordinary course consistent with past practices and will use commercially reasonable efforts to preserve intact the Group’s business organization, to keep available the services of the Group’s current officers and employees, to maintain insurance with respect to the Business consistent with past practice and to preserve the goodwill of and maintain satisfactory relationships with those Persons and entities having business relationships with the Group. Without limiting the generality of the foregoing, at all times from and after the date of this Agreement until the Closing Date, Seller shall not, and shall not permit any Company to (without Buyer’s prior written consent, which consent will not be unreasonably withheld or delayed):

(a)                                  sell, dispose of, grant, assign, lease, or transfer an interest in any Group Asset (including Real Property and Group Intellectual Property), or subject any Group Asset (including Real Property and Group Intellectual Property) to any Encumbrance, other than (i) a Permitted Encumbrance, (ii) non-exclusive licenses of Group Intellectual Property in the ordinary course of business consistent with past practice, and (iii) inventory in the ordinary course of business consistent with past practice;

(b)                               acquire or purchase assets, properties or rights (other than inventory in the ordinary course of business consistent with past practice) with a book or fair market value in excess of $50,000 individually or in the aggregate;

(c)                                  amend or terminate any Material Contract, or enter into any new Contract that would be a Material Contract if it had been effect on the date hereof, except for purchase orders in the ordinary course of business consistent with past practice; provided that without limiting the foregoing, in no event shall the Company enter into any real property lease;

(d)                                 adopt, or amend or modify in an material respect, an Employee Benefit Plan, or make any material change with respect to the compensation or other benefits payable to any Group Employee except, in each case, in the ordinary course of business consistent with past practice;

(e)                                  terminate, amend, or fail to renew any material Governmental Authorization;

(f)                                    materially change the nature or operation of the Business;

(g)                                 grant, issue, or sell any securities of any Company or any option, warrant or other right to acquire any securities of any Company;

(h)                                 engage in channel loading (e.g. pre-selling to customers or distributors) or otherwise accelerate sales or collections of receivables (but excluding factoring of receivables), or delay the payment of payables (other than in the ordinary course of business consistent with past practice);

(i)                                     incur any Liabilities other than in the ordinary course of business consistent with past practice;

(j)                                     initiate, settle or compromise any material Legal Proceeding or waive or compromise any material right, claim or debt (including account receivables), other than any Pending Claim if such waiver, settlement or compromise does not impose any injunction, order or other equitable remedy on the Business or any Company;

(k)                                  fire any Group Employee with the title of manager or higher, or with a position comparable thereto, or otherwise materially decrease the workforce of the Business;

(l)                                     hire any Group Employee with the title of manager or higher, or with a position comparable thereto, or otherwise materially increase the workforce of the Business;

(m)                             incur any Indebtedness except under existing credit facilities as currently in effect, or guaranty any obligation of any Person other than a Company;

(n)                                 make any capital contributions to any Company if such contributions have the effect of reducing the outstanding Indebtedness of the Group;

(o)                                 take any action that could reasonably be expected to cause the conditions set forth in Article V not to be satisfied as of the Closing Date; or

(p)                                 authorize, agree to or commit to any of the foregoing.

4.3                                 No Solicitation.  Prior to the Closing or termination of this Agreement, Seller will not, directly or indirectly, and will not authorize, encourage, permit or instruct any of its Representatives or any of the Companies to, directly or indirectly:

(a)                                  solicit, initiate or encourage the making, submission or announcement of, or take any action that could reasonably be expected to lead to any proposal by a third party (other than Buyer) to directly or indirectly (i) acquire the Group, the Business or any material portion thereof through a merger or consolidation or otherwise, (ii) acquire a material portion of the Group Assets, (iii) acquire any shares of Magnetek Italy or any Company; or (iv) engage in any other transaction designed to acquire the Group or the Business (each, an “Acquisition Proposal”);

(b)                                 participate in any discussions or negotiations or provide any information regarding any Acquisition Proposal by any Person; or

(c)                                  authorize, approve, adopt, execute, enter into or become bound by any letter of intent or other Contract or understanding that is related to or provides for any Acquisition Proposal.

Seller shall, and shall cause its Representatives and the Companies to, immediately discontinue and not resume or otherwise continue any discussions with respect to any Acquisition Proposal (other than with the Buyer and its Representatives).  Seller agrees to promptly inform Buyer of the nature and terms and offeror of any proposal or inquiry received by Seller or by any Company or any Representative of any of them regarding any Acquisition Proposal.

4.4                                 Confidentiality.  Subject to any obligation to comply with (a) any Legal Requirement, (b) any rule or regulation of any Governmental Entity, (c) obligations under any listing agreement with or rules of any security exchange applicable to Buyer (including financial reporting obligations), or (d) any subpoena or other legal process to make information available to the Persons entitled thereto, whether or not the transactions contemplated hereby are consummated, all non-public information obtained by any party about any other party, and all of the terms and conditions of this Agreement, shall be kept in confidence by each party, and each party shall cause its Representatives to hold such information confidential.  Each party shall maintain such confidentiality to the same degree as it maintains its own confidential information until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing will not apply to any information received by a party from a third party not under any obligation to keep such information confidential, nor to any information obtained by a party that is generally known to the public, nor to any disclosure by any party to its Representatives.  If this Agreement is terminated for any reason, each party must return or cause to be returned to the other, or certify as to the destruction of, all written data, information, files, records and copies of documents, worksheets and other materials obtained by that party in connection herewith, except as required by applicable Legal Requirements.  The provisions of this Section 4.4 shall supersede the obligations of the parties pursuant to the confidentiality agreement, dated

February 8, 2006, between Buyer and Seller (through Stephens Inc., as representative of Seller).  Notwithstanding any provision of this Section 4.4, from and after the Closing, neither this Section nor the Confidentiality Agreement shall apply to or restrict in any manner (i) Buyer’s use or disclosure of any such information relating to the Group or the Business (ii) Seller’s use or disclosure of any such information as permitted under Section 4.11(b), or (iii) the inclusion of such confidential information in a court filing in connection with the prosecution or defense of any Pending Claim so long as such filing is maintained under court-ordered seal.  Except for the foregoing, Seller shall keep strictly confidential all confidential or proprietary information relating to the Purchase Assets and the Business, except as otherwise agreed by Buyer or as permitted in clauses (a), (b), (c) or (d) of this Section 4.4 or as necessary to perform its obligations under this Agreement (including under Article VII).

4.5                                 Filings; Consents.

(a)                                  Seller and Buyer will: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by them under the HSR Act and other applicable Legal Requirements with respect to this Agreement and the transactions contemplated under this Agreement; and (ii) use reasonable efforts to cause to be taken on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Acquisition, including the obtaining before the Closing of all necessary Approvals from third parties including, without limitation, all Required Consents (notwithstanding that fewer than all Required Consents are set forth on Schedule 5.2(d)).  Buyer will reasonably cooperate in efforts to obtain such consents, waivers and approvals.

(b)                                 Seller shall (and shall cause the Companies to) and Buyer shall (i) promptly provide all information requested by any Governmental Entity in connection with this Agreement or the Acquisition, and (ii) promptly take, and cause its Representatives to take, all actions and steps reasonably necessary to obtain (1) any merger or other competition or regulatory notification required by law or any Governmental Entity and (2) any antitrust or similar clearance or approval required by applicable Legal Requirements, if any, on terms reasonably satisfactory to Buyer and Seller.

(c)                                  Seller and Buyer shall: (i) give the other party prompt notice of the commencement of any investigation, action or Legal Proceeding by or before any Governmental Entity with respect to this Agreement or the Acquisition, (ii) keep the other party informed as to the status of any such investigation, action or Legal Proceeding, and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Antitrust Group of the Department of Justice or any other Governmental Entity regarding this Agreement or the Acquisition. The parties agree to use their reasonable efforts to defend any Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

4.6                                 Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to cause the conditions precedent set forth in Article V to be satisfied and to consummate and make effective the Acquisition.  The parties shall from time to time after the Closing, at the request of the other and without further consideration, execute and deliver further instruments and documents as may be reasonably necessary to effectuate the provisions hereof, including such instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to Buyer the Acquired Shares and the Purchase Assets.

4.7                                 Public Disclosure.  Buyer and Seller shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Acquisition and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Requirements or obligations under any listing agreement with any securities exchange, in which case the disclosing party shall use its commercially reasonable efforts to limit the disclosure and to provide a copy of the disclosure to the other party in advance of such disclosure and to confer with such other party with respect thereto.  The parties agree that the initial press release to be issued with respect to the Acquisition will be in a form agreed upon by the parties.

4.8                                 Notification of Certain Matters; Effect of Notification.  Between the date hereof and the Closing, each party (as such, the “Disclosing Party”) shall give prompt notice to the other party of the discovery by the Disclosing Party of (a) any material inaccuracy in any representation or warranty of the Disclosing Party, (b) any material failure by the Disclosing Party to comply with any of such party’s covenants contained in this Agreement, or (c) the occurrence of any event or the existence of any circumstances that would make satisfaction of any of the conditions to the other party’s obligation to consummate the Closing set forth in Article V impossible or unlikely.  Regardless of the foregoing and regardless of Section 4.1, all information or knowledge obtained by either party under Article IV is informational only and shall not in any manner constitute or cause a waiver by such party of any of the conditions precedent to the Closing hereunder or an amendment to any representation, warranty or covenant contained herein, unless they are incorporated into this Agreement by a written amendment signed by the parties hereto or as otherwise provided in Section 4.17.  After the Closing, Seller shall hold in trust for the Buyer and promptly deliver to Buyer all payments received by Seller with respect to the Purchase Assets or the Business, and shall use its commercially reasonable efforts to promptly deliver to Buyer all mail, faxes, e-mails, deliveries and correspondence received by Seller with respect to the Purchase Assets or the Business.

4.9                                 Tax Returns.

(a)                                  Cooperation as to Tax Matters.  From and after the Closing, Seller and Buyer will cooperate with each other in connection with the preparation and filing of all Tax Returns required to be filed by the Companies and Seller with respect to taxable periods ending on or before the Closing Date, and for periods beginning before and ending after the Closing Date (“Straddle Period”), and in the conduct of any audit, examination of other proceeding with respect to Taxes (“Tax Proceedings”).  Seller shall control any and all Tax Proceedings pertaining to the Companies for all periods ending on or before the Closing Date.  With respect to any Straddle Period, the party that owned (directly or indirectly) the Company for the greatest number of days during such Straddle Period shall control the Tax Proceedings with respect to such Straddle Period.  Buyer shall control all other Tax Proceedings.  Buyer may assume control over any Tax Proceedings that otherwise would be controlled by Seller if Seller fails, upon written request from Buyer, to (i) affirm its obligation to indemnify Buyer for pre-Closing Taxes arising from such Tax Proceeding, to the extent such Taxes are within the indemnification obligations of Seller pursuant to this Agreement, and (ii) demonstrate to Buyer’s reasonable satisfaction that it has the wherewithal to satisfy such indemnification obligation (and if Seller fails to satisfy clause (i) or (ii) and Buyer assumes control over a Tax Proceeding, Seller shall reimburse Buyer for its reasonable out-of-pocket costs incurred as a result of assuming such control).  The party in control of a Tax Proceeding shall keep the other party informed and cooperate with such other party with respect thereto if such other party could be adversely affected thereby.  Notwithstanding the foregoing, if the results of a Tax Proceeding controlled by either party could reasonably be expected to have a material adverse effect on the other party, then there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld or delayed.  Furthermore, if the results of a Tax Proceeding controlled either party could reasonably be expected to have a material adverse effect on the other party, then at the request of the party not in control of such Tax Proceeding, such party shall be given reasonable notice of and an opportunity to participate at its expense in any meetings or telephone calls with Tax authorities pertaining to such Tax Proceeding, and shall be given a reasonable opportunity to review and provide input on material correspondence submitted to such Tax authority prior to submission thereof to such Tax authority.  Each party shall reasonably promptly provide to the other party notice of any Tax Proceeding with respect to Taxes for which such other party could be liable as well as copies of all written correspondence with the Tax authority with respect thereto.  Buyer shall retain in its possession or cause the Companies to retain in their possession, and shall provide Seller reasonable access to (including the right to make copies of), such Business Records and any other materials that Seller may reasonably specify with respect to matters relating to Taxes for any taxable period ending on or prior to or which includes the Closing Date until the expiration of the relevant statute of limitations.  After such time, Buyer may dispose of such material unless Seller has made a request therefor.

(b)                                 Preparation of Tax Returns.  From and after the Closing, Buyer shall prepare or cause to be prepared all Tax Returns for the Companies for all periods required to be filed following the Closing Date, including such Tax Returns for periods ending on or prior to the Closing Date and for the Straddle Period.  All Tax Returns described in this Section 4.9(b), with respect to periods ending prior to the Closing Date, shall be prepared in a manner consistent with past practices, unless such past practices are not in accordance with applicable law.  With respect to each income Tax Return or other material Tax Return described in Section 4.9(b), Buyer will provide to Seller a draft of such Tax Return at least thirty (30) Business Days prior to the filing date (taking into account extensions of time to file).  Seller shall be provided an opportunity to review such Tax Returns and all supporting workpapers, schedules and information, and to propose changes, not later than fifteen (15) Business Days prior to the filing date of such Tax Returns.  If Seller fails to propose changes to Buyer with respect to such Tax Returns before five (5) Business Days prior to filing date of such Tax Returns, Seller shall be deemed to have approved such Tax Returns. Seller and Buyer shall attempt in good faith mutually to resolve any disagreements regarding Tax Returns described in Section 4.9(b) prior to the due date for filing thereof.  If the parties are unable to resolve such dispute within such fifteen (15) day period, the dispute shall be resolved by independent accountants acceptable to the Buyer and Seller, and the filing date shall be extended to the extent any such extension is available under applicable law.  The independent accountants shall finally and conclusively resolve any dispute relating to matters set forth in this Section 4.9(b) within thirty (30) days of receipt of the submission.  The independent accountants shall determine, only with respect to the specific disagreements submitted in writing by Seller and Buyer, the manner in which such item or items in dispute should be resolved; provided, however, that the dollar amount of any such item or items shall be determined within the range of dollar amounts proposed by Seller and Buyer.  Any finding by the independent accountants shall be a reasoned award stating the findings of fact and conclusions of law (if any) on which it is based, shall be final and binding upon the parties absent manifest error and shall be the sole and exclusive remedy between the parties regarding the disputed items so presented.  The fees and expenses of the independent accountants shall be shared 50% by Buyer and 50% by Seller, unless the independent account determines that based on the positions taken by the parties another method for allocating its fees and expenses would be more equitable, and the parties shall otherwise bear their own expenses incurred in any dispute resolution pursuant to this Section 4.9(a).

(c)                                  Payment of Taxes.  Seller shall pay all Taxes with respect to any taxable periods ending prior to the Closing Date unless and to the extent such Taxes appear as an accrual on the Final Closing Balance Sheet, in which case Buyer shall be responsible entirely for and shall promptly pay any such Taxes up to the amount of such accrual.  Taxes attributable to Straddle Periods (including any Taxes resulting from a Tax audit or administrative or court proceeding) shall be apportioned to the period ending on the Closing Date and to the period beginning on the day after the Closing Date by means of a closing of the books and records of the Companies as of the close of business on the Closing Date and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days.  Seller shall pay that portion of such Straddle Period Taxes attributable to the portion of the Straddle Period ending on the

Closing Date, other than (i) such Taxes that arise on the Closing Date outside of the ordinary course of business of the Companies and at the request of Buyer, and (ii) Taxes that appear as an accrual on the Final Closing Balance Sheet, in which case Buyer shall be responsible entirely for and shall promptly pay any such Taxes up to the amount of such accrual.  Taxes that are the responsibility of Seller shall be paid by Seller to Buyer no later than three (3) days before the later of (i) the date such Taxes are payable by the Companies, or (ii) written notice from Buyer as to the amount due from Seller, and shall be paid by Buyer to the applicable Tax authority promptly following receipt from Seller except to the extent such Taxes already were paid by Buyer.  Notwithstanding the foregoing, (i) Seller’s liability for any Taxes with respect to periods ending prior to the Closing Date, and with respect to Taxes for the pre-Closing portion of any Straddle Period, shall be reduced as provided in Section 7.3(d); and (ii) Seller shall not be liable for any penalties or interest attributable to (A) the late payment of Taxes if Seller pays such Taxes within the time periods specified in this Section 4.9(c), or (B) the late filing of Tax Returns or late payments of Taxes resulting from a failure of Buyer to follow the procedures specified in Section 4.9(b) with respect to the related Tax Return.

(d)                               Amended Tax Returns.  Neither Buyer nor Seller nor any of their respective Affiliates or successors shall (or shall cause or permit the Companies to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Companies with respect to any taxable year or period ending on or before or including the Closing Date, without the prior written consent of the Seller, or Buyer, as applicable, not to be unreasonably withheld or delayed.

(e)                                  Refunds or Credits of Taxes.  Any refunds or credits of Taxes of the Companies paid with respect to periods ending before the Closing Date that are not otherwise accrued as assets on the Final Closing Balance Sheet shall be for the account of Seller and shall be promptly paid to Seller upon receipt.  Any refunds or credits of Taxes of the Companies paid with respect to any Straddle Period shall be apportioned to the period ending on the Closing Date and to the period beginning on the day after the Closing Date by means of a closing of the books and records of the Companies as of the close of business on the Closing Date, and Buyer will promptly remit to Seller the portion due to it.  Buyer and Seller shall cooperate to effect the purposes of the foregoing provisions.

(f)                                    Buyer shall have the right to cause the Companies to make an election under Section 338 with respect to the Companies, provided that no such election shall be made unless (i) Buyer notifies Seller of such election on or prior to June 30, 2007, and (ii) Buyer makes such an election for all of the Companies.  Except as otherwise required by law, Buyer shall not make or permit to be made any other election with respect to the Companies that would increase the liability of Seller for Taxes under Section 4.9(c) above the liability that would have been incurred by Seller but for such election.

(g)                                 In the event of an inconsistency between the provisions of this Section 4.9 and the provisions of Article VII (other than Sections 7.3(d) and 7.3(e)), this Section 4.9 shall control, and in no event shall any indemnification for Taxes under Section 4.9(c) be subject to the limitations of Section 7.3(a), Section 7.3(b) or Section 7.3(c).  The obligations of the parties set forth in this Section 4.9 shall remain in effect until the expiration of the applicable statute of limitations, including any extensions of the statute, plus 60 days.

4.10                           Expenses.

(a)                                  Each party will pay the out-of-pocket fees, expenses and disbursements it incurs in connection with the execution, delivery and performance of this Agreement and the transactions contemplated by the Agreement, except that Seller shall bear all such out-of-pocket fees and expenses incurred by the Companies before the Closing.  Buyer and Seller shall share equally all of the filing fees in connection with any filings required under the HSR Act or other competition or investment laws, if any.  Except as aforesaid or in Section 4.10(b), the parties shall pay their own fees and expenses incurred in connection with the Acquisition.

(b)                                 All sales and use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities, transactions or similar fees or Taxes (together with any interest or penalty, addition to tax or additional amount imposed), if any, due under applicable laws as a result of the purchase and sale of the Purchase Assets and the Acquired Shares (collectively, “Transfer Taxes”) shall be borne 50% by Seller and 50% by Buyer, until the aggregate of such Transfer Taxes paid by each party is $200,000 ($400,000 total), and thereafter shall be borne by Seller.  The parties shall cooperate and use reasonable efforts to pay any such Taxes, and file any such forms or reports related thereto, in a timely manner.  The fees and expenses incurred by Seller and the Companies in connection with the completion of the audit contemplated by Section 5.2(j) shall be borne 50% by Seller and 50% by Buyer, until the aggregate of such fees and expenses paid by each party is $50,000 ($100,000 total), and thereafter shall be borne by Seller.

4.11                           Pending Litigation.  From and after the Closing:

(a)                                  Payments. Any monetary Damages awarded to a Company after the final resolution of any Pending Claim, after deducting therefrom all Damages reasonably incurred by Buyer, the Companies, or their Affiliates in connection with the prosecution, defense, settlement, or final judgment of the Pending Claims or any counterclaims arising in connection therewith, will be paid over to Seller promptly after receipt thereof by Buyer or such Company, and will be considered Retained Assets for purposes of this Agreement.

(b)                                 Cooperation.  At Seller’s expense (limited, however, to Buyer’s reasonable out-of-pocket expenditures), Buyer shall reasonably cooperate with Seller in Seller’s defense and prosecution of the Pending Claims and will provide or make available to Seller, during normal business hours, with reasonable prior notice, in a manner so as not to interfere with the normal operations of Buyer and the Companies, subject to customary confidentiality obligations reasonably satisfactory to Buyer, (i) any Business Records existing as of the Closing to the extent related to the Pending Claims, subject to execution and delivery to Buyer by Seller of a reasonable and appropriate confidentiality agreement, and (ii) such employees of the Companies employed by the Business as of the Closing who have material information related to the Pending Claims. At Seller’s expense (limited, however, to Buyer’s reasonable out-of-pocket expenditures), Buyer shall make reasonably available to Seller with reasonable prior notice, in a manner so as not to interfere with the normal operations of Buyer and the Companies, subject to customary confidentiality obligations reasonably satisfactory to Buyer, the individuals set forth on Schedule 4.11(b) (collectively, the “Key Witnesses”) to testify as witnesses in the Pending Litigation (with all of Buyer’s reasonable out-of-pocket expenditures in connection therewith to be borne by Seller).  Buyer will have the right to receive from Seller copies of all pleadings, notices and communications with respect to the Pending Claims, shall have the right to participate in, but not control (except as otherwise provided herein), settlement negotiations with respect to the Pending Claims, and shall otherwise be entitled to receive from Seller such information related to the Pending Claims as it may reasonable request.  Seller shall coordinate all requests under this Section 4.11(b) only through Buyer’s General Counsel.

4.12                           [Intentionally Omitted]

4.13                           Limitations.

(a)                                  From and after the Closing, Seller agrees not to directly or indirectly use (or permit, agree to or cause any Person to use) for commercial purposes the name of any product of the

Business, or any variation thereof, or any trade name, trade mark, service mark, slogan, logo or like property of the Buyer other than “Magnetek”. Buyer will change the legal name of each Company as soon as reasonably practical after the Closing so as not to contain the name “Magnetek”. Except as provided in the preceding sentence, from and after the Closing, Buyer agrees not to use, and to cause the Companies not to use, the name “Magnetek” and related trade names, trade marks, service marks and corporate names incorporating “Magnetek” and the stylized “Magnetek” logos; provided, however, Buyer may continue to use such names, marks and logos (i) in displays, signage and postings for a period of not more than four (4) months after the Closing Date or such shorter time as may be required to permit the reasonably prompt removal of such name and logos, but only to the extent such displays, signage or postings exist on the Closing Date; (ii) for a period of six (6) months after the Closing Date, to state the Companies’ former affiliation with Seller (e.g., “formerly a division of Magnetek, Inc.”); and (iii) to the extent any such trade names, trade marks, service marks or logos appear on stationary, packaging materials, or supplies on hand as of the Closing Date or on order at the time of the Closing, until such is exhausted; provided, however, that in respect of all such items in this clause (iii), such continued use will cease on the first anniversary of the Closing Date. Regardless, the preceding sentence shall not apply with respect to, or limit in any way the disposition of (including by incorporation of components in a Product) inventory of the Business existing as of the Closing, except that Buyer shall use its commercially reasonable efforts to deplete first any such inventory that contains external markings with any such trade names, trade marks, service marks or logos.

(b)                                 For a period of three (3) years after the Closing Date (the “Restriction Period”), Seller will not (and will not permit, agree to or cause any Controlled Affiliate to), directly or indirectly, whether for its own benefit or as an owner, proprietor, shareholder, partner, employee, officer, director, advisor, creditor, or otherwise as agent for another, engage in any Competing Business.  “Competing Business” means designing, manufacturing, developing, marketing, promoting, distributing or selling (i) digital or analog power electronic products for use in AC/DC or Board Mounted DC/DC embedded power supplies, railway applications, streetlight monitoring systems, or consumer products, including but not limited to washing machines, heating, ventilating and air-conditioning products (HVAC), refrigerators and high-powered tools, anywhere in the world or (ii) alternative energy power conversion products under 10 kW anywhere in the world.

(c)                                  Regardless of Section 4.13(b), Seller may engage in a Competing Business after the Closing only if such Competing Business is acquired by Seller after the Closing as part of the acquisition of a larger business by Seller if (i) the total revenues from the Competing Business so acquired by Seller in each of the two fiscal years immediately prior to the closing of such acquisition are less than 10% of the total revenues attributable to the larger business so acquired in each such fiscal year and (ii) Seller uses reasonable efforts to exit such acquired Competing Business as soon as commercially practicable following the closing of such acquisition of such Competing Business and, in connection therewith, in good faith reasonably provides Buyer with the first opportunity to negotiate in good-faith for the purchase of such Competing Business.

(d)                                 To protect Buyer against interference with the Business, for a period of three (3) years after the Closing Date, Seller will not (and will not permit, agree to or cause any Controlled Affiliate to), directly or indirectly, whether for its own benefit or as an owner, proprietor, shareholder, partner, employee, officer, director, advisor, creditor, or otherwise as agent for another, (i) divert or attempt to divert from the Business any Competing Business of any customer, supplier, or business partner of the Business or (ii) solicit the employment or consulting services of any employee or consultant of the Business.  Nothing herein shall be deemed to prevent Seller from hiring any Person solely in response to the general announcement, advertisement or solicitation of an employment opportunity that are not specifically targeted to the Business, Buyer, or any Company.

(e)                                  The parties agree that a breach of any covenant set forth in this Section would cause irreparable harm to Buyer, that Buyer’s remedies at law upon any such breach would be inadequate, and that, accordingly, to the extent such a remedy is available under applicable law, upon any such breach a restraining order or injunction or both may be issued, in addition to any other rights and remedies which are available to Buyer.  The parties agree that the restrictions set forth in this Section are reasonable and appropriate but that if a court of competent jurisdiction finds this Section more restrictive than permitted by applicable Legal Requirements of any jurisdiction in which Buyer seeks enforcement hereof, this Section will be limited to the extent required to permit enforcement under such Legal Requirements. In particular, the parties intend that the covenants contained in this Section will be construed as a series of separate covenants, including one for each county in each state in each country. Except for geographic coverage, each such separate covenant will be deemed identical in terms. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants deemed included in this Section, then only such unenforceable covenant will be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.  In addition, if a court refuses to enforce any of the covenants throughout the full length of the Restriction Period, the parties agree that the Restriction Period will be deemed amended to the longest period (not to exceed three (3) years) that is permissible.

4.14                           Approvals.  To the extent that the Approval with respect to any Contract or Governmental Authorization included within the Purchase Assets is required in connection with the Transactions, the parties will use their reasonable efforts to obtain such Approval between the date hereof and the Closing, and if any such Approval is not obtained before the Closing (but without limiting Buyer’s rights under Article V), (a) the parties hereto acknowledge and agree that at the Closing Seller will not assign to Buyer any such Contract or Governmental Authorization that by its terms requires, before such assignment, the Approval of any third Person, unless such Approval is obtained, (b) Seller will cooperate with Buyer to maintain each such Contract or Governmental Authorization in full force and effect for the benefit of Buyer until such Approval is obtained, and (c) Seller will use reasonable efforts to obtain each such Approval as promptly as practicable and will assign such Contract or Governmental Authorization to Buyer as soon as such Approval is obtained.

4.15                           Notices and Cooperation.  During the period from the date of this Agreement through the Closing Date, each party will (a) promptly provide the other parties with copies of all correspondence and inquiries to and from, and all filings made with, any Governmental Entity (including any Governmental Entity with responsibility, oversight or regulatory authority with respect to Environmental Laws) or any union and to review any and all filings or written correspondence before they are made or sent, (b) keep the other party apprised as to all discussions or negotiations with any Governmental Entity and with any union and permit such other party to participate therein and (c) reasonably cooperate with such other party with respect to the foregoing.

4.16                           Accounts Receivable.  From and after the Closing, Seller agrees to forward to Buyer, within three Business Days after receipt thereof, any and all proceeds from accounts receivable that are received by Seller after the Closing Date.  Notwithstanding the foregoing, if, after the Closing Date, Seller receives any payment from any Person who at the time of such payment has outstanding accounts payable to Seller, on the one hand (“Seller Accounts Receivable”) and to Buyer, the Business or a Company, on the other hand (“Buyer Accounts Receivable”), and the payment (a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, Seller will first contact the payor to determine the payor’s intended allocation of the payment and such allocation will govern, and if the payor does not provide the intended allocation, then Seller and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire Seller Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed.

4.17                           Disclosure Schedule Updates.  Seller shall have the right to deliver to the Buyer, at any time prior to the 3rd Business Day prior to the Closing Date, updated Disclosure Schedules that are revised only (i) to reflect any event that occurs after the date hereof outside of the reasonable control of the Seller or (ii) to reflect the listing of additional Contracts on Schedule 2.13 and that in each case causes Section 2.13(a) to be untrue or inaccurate as of the date hereof.  If Seller updates the Disclosure Schedule pursuant to clause (i) of the immediately preceding sentence, Buyer will have the right, in its sole discretion, to terminate this Agreement at any time prior to the Closing if the condition set forth in Section 5.2(a) would not be satisfied if Seller had not made any updates to the Disclosure Schedule.  If Seller updates the Disclosure Schedule pursuant to clause (ii) of the first sentence of this Section 4.17, Buyer will have the right, in its reasonable discretion, to terminate this Agreement if the Buyer determines in good faith that such disclosure adversely affects the Business in a material manner.  If Buyer elects to close the transactions contemplated hereby notwithstanding such updates to the Disclosure Schedule, absent fraud by Seller or any of its Representatives, Buyer shall not have any claim under Section 7.2(a)(i) as a result of such updates to the Disclosure Schedule except for a breach of the representation and warranty as so revised.

4.18                           Delivery of Monthly Financial Statements. Seller shall deliver to Buyer, within 21 calendar days of the end of each month during the period between the date hereof and Closing, unaudited financial statements (including balance sheet and statements of income and cash flows) for such month in a form consistent with the Financial Statements, which monthly financial statements shall be prepared in accordance with GAAP applied on a consistent basis with past practice and presenting fairly the financial position and the results of operations of the Group for the month then ended.

4.19                           Employees.

(a)                                  At the Closing, Buyer shall offer employment to commence as of the Closing Date to all employees of Seller primarily employed in the Business as of the Closing at the same initial base salaries and wages (but excluding any bonus and incentive programs) as those in effect on or immediately prior to the Closing Date and shall offer such employees the same initial benefits as Buyer offers its own similarly-situated employees.  Seller will (i) use commercially reasonable efforts to assist Buyer in hiring such employees, (ii) consult with Buyer on all material oral or written communications or meetings regarding future employment with Buyer of any such employees, (iii) release from employment, effective no later than the Closing Date, each such employee who accepts such offer (each a “Transferred Employee”) and shall not enforce against any such employee any non-compete or similar contractual obligations or otherwise assert with respect to any such employee claims that would otherwise prohibit, restrict or place conditions on such employee’s acceptance of the Buyer’s offer or thereafter such employee’s continuing employment by the Buyer, and (iv) pay to such Transferred Employees on the date of such termination all salaries, wages, accrued vacation and other compensation required to be paid by applicable Legal Requirements. Regardless of anything else contained in this Agreement, the parties do not intend to, and no provision of this Agreement shall, create or confer any rights or obligations except as between the parties, and no past, present or future employee or consultant of Seller or Buyer will be treated as third-party beneficiaries of this Agreement.

(b)                                 With respect to participation in Buyer’s 401(k) plan and with respect to the rate of accrual under Buyer’s vacation policy, Buyer shall grant all Transferred Employees from and after the Closing Date credit for all service with Seller and its Affiliates and their respective predecessors prior to the Closing Date for all purposes for which such service was recognized by Seller and its Affiliates.

(c)                                  Buyer shall cause its 401(k) plan to accept direct rollovers of cash from Seller’s 401(k) plans for those Transferred Employees who elect such direct rollovers.

4.20                           Intellectual Property Licenses.  Prior to the Closing, Seller shall use commercially reasonable efforts to obtain licenses and pay all license fees owed to any third party with respect to the use by the Group on or before the Closing of any software or other Intellectual Property Rights of such third party without a fully-paid license therefor. After the Closing, Buyer and Seller shall cooperate to obtain, for the benefit of the Business, licenses from third parties with respect to all software or other Intellectual Property Rights used by the Group on or before the Closing without a fully-paid license therefor; provided that Buyer shall control the negotiations with respect thereto and Seller shall pay all of the license fees and related expenses (including interest and penalties with respect thereto, if any) to such third parties in connection therewith; provided further that if any such license is time-bound, Seller shall only be obligated to pay the portion of the license fee (including interest and penalties with respect thereto, if any) applicable to the period of time before the Closing. Seller shall indemnify and hold harmless the Buyer Indemnitees from (a) the failure to make any such payment described in the preceding sentence and (b) any and all Damages resulting from third party claims related to the use before the Closing by the Group of software or other Intellectual Property Rights without a fully-paid license therefor. In connection with Seller’s obligation under this Section 4.20, at Closing, Buyer will subtract from the Purchase Price and deposit in escrow, pursuant to an escrow agreement reasonably acceptable to Buyer, Seller and the Escrow Agent to be entered into at the Closing (the “Escrow Agreement”), by wire transfer of immediately available funds to an account established at the escrow agent identified in the Escrow Agreement (the “Escrow Agent”), an amount equal to $500,000 (the “Escrow Amount”).  Any amounts owed to the Buyer Indemnitees under this Section 4.20 shall first be satisfied out of the escrow account to the extent of the Escrow Amount and thereafter by Seller. Any portion of the Escrow Amount remaining in the escrow account on the twelve-month anniversary of the Closing shall be paid to the Seller; provided, however, that if any claims are then pending under this Section 4.20, then an amount equal to the aggregate dollar amount of such claims shall remain in the escrow account pending resolution of such claims.

ARTICLE V
CLOSING CONDITIONS

5.1                                 Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the Acquisition is subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

(a)                                  HSR Act and Other Regulatory Compliance.  To the extent that a filing or Approval is required under the HSR Act or the antitrust or competition laws of another jurisdiction outside the United States of America, all waiting periods (and any extensions thereof) applicable to the Acquisition under the HSR Act, or the antitrust or competition laws of another jurisdiction outside of the United States of America, shall have expired or early termination of such waiting periods shall have been granted by the Federal Trade Commission or the Antitrust Group of the Department of Justice, or other competent authorities of another jurisdiction outside of the United States of America, and all such Approvals shall have been granted, received or satisfied, in each case without condition or requirement for the disposition or divestiture of any product or other asset of Seller or Buyer.

(b)                                 No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction (nor any equivalent under applicable foreign Legal Requirements) or other order issued by any Governmental Entity or other material legal restraint or prohibition issued or promulgated by a Governmental Entity preventing the consummation of the Acquisition shall be in effect or shall be threatened, and there shall not be any Legal Requirement enacted or deemed applicable by such a Governmental Authority to the Acquisition that makes consummation of such transaction illegal.

5.2                                 Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the Acquisition and complete the Closing are subject to the satisfaction or waiver by Buyer in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)                                  Accuracy of Representations and Warranties; Closing Certificate.  Each of the representations and warranties of Seller set forth in this Agreement (i) that are not qualified by materiality must be true and correct in all material respects as of the Closing Date, and (ii) that are qualified by materiality must be true and correct in all respects as of the Closing Date.

(b)                                 Performance.  All of the obligations, covenants and agreements of Seller to be performed under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects as of the Closing Date.

(c)                                  Corporate Certificate.  Seller shall have delivered to Buyer an attestation certifying that the conditions set forth in clauses (a), (b), (d), (e) and (f) of this Section 5.2 have been satisfied at the Closing, certified in each case as of the Closing Date by the President and Chief Financial Officer of Seller as being correct and complete, and attaching thereto copies of all resolutions approved by Seller’s Board of Directors related to the transactions contemplated hereby (or an attestation by such individuals regarding the substance of same).

(d)                                 Consents.  Seller shall have received and furnished to Buyer all Required Consents listed on Schedule 5.2(d) in form and substance reasonably acceptable to Buyer, and each such Required Consent will be in effect as of the Closing Date.

(e)                                  Material Adverse Effect.  There shall not have been a Material Adverse Effect since the date of this Agreement.

(f)                                    Encumbrances.  Provision reasonably satisfactory to Buyer shall have been made for the release as of the Closing Date of any and all Encumbrances on any and all of the Purchase Assets, Owned Properties and Acquired Shares (except, in the case of Purchase Assets and Owned Properties, for Encumbrances described in clauses (i) — (iv) of the definition of Permitted Encumbrances and, in the case of Owned Properties, for the Encumbrances identified as remaining post-Closing on Schedule 2.11(a)).

(g)                                 Shareholders Meetings of Magnetek Italy. Seller shall have caused to have occurred as of the Closing Date (i) an extraordinary shareholders’ meeting of Magnetek Italy to resolve to modify the current by-laws of Magnetek Italy in the form of Exhibit F hereto or as otherwise requested in writing by Buyer and (ii) an ordinary shareholders’ meeting of Magnetek Italy to resolve upon the appointment as members of the board of director of Magnetek Italy the individuals set forth on Schedule 5.2(g)(i), as members of the panel of statutory auditors of Magnetek Italy the individuals set forth on Schedule 5.2(g)(ii), and as statutory auditing company (“società di revisione addetta al controllo contabile”) of Magnetek Italy, Deloitte & Touche or an Affiliate thereof designated by Buyer, or in each case as otherwise requested in writing by Buyer.

(h)                                 Audited Financial Statements.  By no later than five (5) Business Days prior to the Closing Date, the Buyer shall have received the combined audited balance sheet of the Group for each of the fiscal years ended July 3, 2005 and July 2, 2006, together with the combined audited related statements of income and of cash flows for each of the three fiscal years ended June 27, 2004, July 3,

2005 and July 2, 2006, including notes thereto, together with the report thereon of Ernst & Young LLP, independent certified public accountants of the Seller.

(i)                                     Withdrawal from Consortium.  As of the Closing, Seller and each Company shall have withdrawn its membership with the PMBus consortium without any post-Closing liability on behalf of Buyer or any Company, and Seller shall have provided Buyer evidence thereof.

(j)                                     Transitional Agreement.  Seller shall have executed and delivered to Buyer a transition services agreement in substantially the form as set forth in Exhibit I attached hereto.

5.3                                 Conditions to Obligations of Seller.  The obligation of Seller to consummate the Acquisition and complete the Closing is subject to the satisfaction or waiver by Seller in its sole discretion, at or prior to the Closing, of the following conditions:

(a)                                  Closing Certificate.  Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.  At the Closing, Buyer shall have delivered to Seller an attestation certifying that the conditions set forth in this clause (a) and in clause (b) of this Section 5.3 have been satisfied at the Closing, certified in each case as of the Closing Date by an officer of Buyer as being correct and complete.

(b)                                 Performance of Covenants.  All of the obligations, covenants and agreements of Buyer to be performed under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

(c)                                  Alternative Energy Agreement.  Buyer shall have executed and delivered to Seller the Alternative Energy Agreement in substantially the form as set forth in Exhibit G attached hereto.

(d)                                 Supply Agreement.  Buyer shall have executed and delivered to Seller the Supply Agreement in substantially the form as set forth in Exhibit H.

(e)                                  Transitional Agreement.  Buyer shall have executed and delivered to Seller a transition services agreement in substantially the form as set forth in Exhibit I attached hereto.

ARTICLE VI
TERMINATION

6.1                                 Termination.  This Agreement may be terminated prior to the Closing Date:

(a)                                  by mutual written consent of Buyer and Seller; or

(b)                                 by either Buyer or Seller, if the Acquisition has not been consummated by December 31, 2006 (the “Termination Date”), provided that the right so to terminate shall not be available to either party if it is then in material breach of this Agreement;

(c)                                by Buyer or Seller, if a final, non-appealable injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the Acquisition; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used its commercially reasonable efforts to have such injunction, order or decree vacated or denied; or

(d)                                 by either Buyer or Seller by written notice to the other party if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of the other and such breach, if curable, has not been cured within 30 days of such notice and the terminating party is not on the date of termination in material breach of any material provision of this Agreement.

6.2                                 Effect of Termination.  If this Agreement is terminated as provided in Section 6.1, this Agreement will be of no further force or effect; provided, however, that:

(a)                                  Sections 4.4 (Confidentiality) and 4.7 (Public Disclosure), this Section 6.2 (Effect of Termination) and Article VIII (Miscellaneous) will survive the termination of this Agreement and remain in full force and effect, and

(b)                                 the termination of this Agreement will not relieve any party from any liability for any breach of this Agreement; provided, however, in the event that this Agreement is terminated prior to Closing, no party will have any liability to another party under Article VII of this Agreement or otherwise as a result of any breach or inaccuracy of any representation or warranty contained in this Agreement, other than in the case of fraud.

6.3                                 Procedure Upon Termination.  Subject to the provisions of Section 6.2 above, in the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given by the terminating party to the other party, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto.

ARTICLE VII

INDEMNIFICATION

7.1                                 Survival of Representations, Warranties and Covenants. Subject to Section 7.3(c):

(a)                                  Representations and Warranties of Seller. The representations and warranties of Seller in Article II will survive the Closing and will terminate upon the 18-month anniversary of the Closing Date, except for (i) the representations and warranties in Sections 2.3(d), 2.4, 2.6(a), and 2.11(g), each of which shall have no expiration, (ii) the representations and warranties in Sections 2.16, 2.18, 2.21, and 2.25, each of which will survive until the expiration of the applicable statute of limitations with respect to the subject matter thereof, and (iii) the representations and warranties in Section 2.17 to the extent the underlying claim arising from a breach thereof is for Taxes, each of which will survive until the expiration of the applicable statute of limitations with respect to the subject matter thereof.

(b)                                 Buyer’s Representations and Warranties.  The representations and warranties of Buyer in Article III will survive the Closing and will terminate upon the 18-month anniversary of the Closing Date, except for the representations and warranties contained in Section 3.2, which shall have no expiration, and the representations and warranties contained in Section 3.4, which will survive until the expiration of the applicable statute of limitations with respect to the subject matter thereof.

(c)                                  Covenants.  All covenants of the parties will survive according to their respective terms.

(d)                                 Certain Definitions.  Subject to reduction in accordance with Section 7.10 below, the term “Damages” means any and all Liabilities, losses, claims, expenses, costs, fines, fees, penalties, settlement payments, obligations or injuries, including those resulting from claims, actions, suits, demands, assessments, investigations, judgments, penalties, fines, awards, arbitrations or other proceedings, together with reasonable costs and expenses, including the reasonable attorneys’ fees and expenses (including those incurred in the investigation, prosecution and defense of third party Claims).  The term “Claim” means a claim for indemnification for Damages brought by a Buyer Indemnitee or Seller Indemnitee under Article VII.  The term “Buyer Indemnitees” means Buyer and any present or future officer, director, employee, Representative, Affiliate, subsidiary, successor or permitted assign of Buyer.  The term “Seller Indemnitees” means Seller, and any present or future officer, director, Representative, employee, successor or permitted assign of Seller.  “Indemnified Party” means any Buyer Indemnitee or Seller Indemnitee, as applicable.  “Indemnifying Party” means Seller, with respect to any Claim brought by a Buyer Indemnitee, or Buyer, with respect to any Claim brought by a Seller Indemnitee.

7.2                                 Indemnification by Seller.

(a)                                  Subject to the provisions of Section 7.3 below, Seller will indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or arising out of:

(i)                                     the breach or inaccuracy of any representation or warranty of Seller contained in Article II of this Agreement;

(ii)                                  the breach or violation of any covenant or other obligation of Seller under this Agreement; and

(iii)                               each Indemnified Liability.

(b)                               Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Agreement, Seller shall not be obligated under this Agreement to indemnify, defend and hold harmless any Buyer Indemnitee against any Damage resulting from a breach or inaccuracy of any representation or warranty, covenant or agreement to the extent an adjustment reducing the Purchase Price is made in respect thereof in accordance with the provisions of Section 1.6 or Section 1.7 of this Agreement.

7.3                                 Limitations on Seller’s Indemnification Liability.

(a)                                  Threshold for Bringing Claims Against Seller.  If a Buyer Indemnitee seeks indemnification for matters identified in Section 7.2(a)(i), Seller will not have any obligation to indemnify the Buyer Indemnitee unless and until the aggregate Damages for all Claims giving rise to Damages under Section 7.2(a)(i) exceeds $500,000 (the “Indemnification Threshold”) at which time (and subject to the limitation set forth in Section 7.3(b) below) Seller must indemnify the Buyer Indemnitee for the full amount of Damages incurred to date, including the Damages included in determining that the Indemnification Threshold has been met.  The foregoing threshold shall not apply to any Claim for Damages arising from fraud by Seller or its Representatives.

(b)                                 Limitation of Aggregate Amount of Seller Liability.  Except in the case of fraud by Seller or its Representatives, in no event will the total cumulative amount of Damages for which Seller may be liable to Buyer Indemnitees under Section 7.2(a)(i) exceed $5,744,375 (the “Cap”), except in respect of Claims for the breach by Seller of the representations and warranties described in Section 7.1(a)(i) and (ii) and (iii) (collectively, the “Fundamental Representations”). Regardless of the foregoing, Damages owing under Section 7.2(a)(ii), 7.2(a)(iii) and under Section 7.2(a)(i) with respect to the Fundamental Representations shall not count towards the Cap.

(c)                                  Time Limit for Claims against Seller.  Except in the case of fraud by Seller or its Representatives, no Claims for Damages arising from or relating to a breach of the representations and warranties of Seller referred to in Section 7.1 of this Agreement may be brought at any time after the expiration of such representations and warranties. Regardless of the foregoing, any Claim for Damages that is brought at any time prior to the expiration of the applicable expiration date set forth in Section 7.1 will not expire on such expiration date and instead may be prosecuted by the Buyer Indemnitee until its conclusion (which may be after such expiration date).

(d)                                 No Liability for Post-Closing Taxes.  Notwithstanding anything in this Article VII or elsewhere in this Agreement to the contrary, Seller shall not be liable for and shall not indemnify Buyer for any Taxes of or relating to the Companies for taxable periods ending after the Closing Date, other than (i) for Seller’s obligation with respect to the pre-Closing portion of a Straddle Period as and to the extent provided in Section 4.9(c), (ii) any Tax liability incurred by any Buyer Indemnitee resulting from receipt of any indemnification payment hereunder that is not treated as an adjustment to Purchase Price, net of the Tax benefit of the underlying claim giving rise to such payment and only to the extent such liability exceeds the additional Tax liability that would have resulted from treating the indemnification payment as a reduction in Purchase Price and only to the extent Buyer and its Affiliates complied with Section 7.8, and (iii) as provided in Section 7.3(e).

(e)                                  Credit for Tax Attributes.  Subject to Section 7.3(f), the amount of Taxes for which Seller is responsible with respect to any taxable period ending prior to the Closing Date, and with respect to any pre-Closing portion of a Straddle Period, shall be determined by providing Seller with the benefit of any net operating losses or other deferred tax assets of the Companies as of the Closing Date as determined as of the Closing Date prior to any adjustments resulting thereto by any taxing authority following the Closing Date (collectively, “Deferred Tax Assets”), without any reduction for income accruing or other events occurring following the Closing.  By way of example and not limitation, if there is an adjustment increasing the taxable income of Magnetek Italy for a pre-Closing period and a net operating loss arising in a pre-Closing period would have been available to offset such income but for taxable income earned in a post-Closing period, Seller’s obligation for such pre-Closing Taxes shall be determined as if such net operating loss were not reduced by such post-Closing income and were fully available to offset such income and, to the extent of such offset, Seller’s obligation shall be reduced, except to the extent provided in the last sentence in this Section 7.3(e) and in Section 7.3(f).  In addition, if there is an adjustment increasing the taxable income of Magnetek Italy for a pre-Closing period but such adjustment has the effect of reducing a previously reported net operating loss and does not giving rise to a tax liability with respect to a pre-Closing period, Seller shall not be liable for the utilization of such net operating loss, except to the extent provided in the last sentence in this Section 7.3(e) and in Section 7.3(f).  Notwithstanding the foregoing, if Seller’s indemnity obligation was reduced by reason of this Section 7.3(e) on the assumption that a Deferred Tax Asset was available, and it later is determined by a final decision that such Deferred Tax Asset was not available, and if Buyer complied in all material respects with the provisions of Section 4.9 that pertain to such Deferred Tax Asset, then Seller shall be required to pay to Buyer the amount of any indemnity payment that would have been payable by Seller had such final determination occurred prior to the time the initial indemnity claim was resolved.  For purposes of the preceding sentence, “final determination” shall mean a Tax Proceeding concluded, with no further right to appeal to a Tax authority or a court of competent jurisdiction, in accordance with Section 4.9(a) hereof.

(f)                                    Limitation on Credit for Tax Attributes.  Notwithstanding Section 7.3(d) or Section 7.3(e), the maximum benefit of the Deferred Tax Asset (which Deferred Tax Asset, in the case of a net operating or other loss or deduction, shall equal the amount of such loss or deduction multiplied by the tax rate applicable in the jurisdiction in which such loss is available as a tax benefit) that may be used to offset Seller’s indemnity obligations hereunder for Taxes attributable to periods prior to the Closing Date as provided in Section 7.3(e) shall be 3 Million Euros.  If, as a result of an audit or other action by a taxing authority, an adjustment to taxable income of the Companies during any Tax period ending prior to the Closing Date, or the Straddle Period prior to the Closing Date, results in the utilization of more than 3 Million Euros of Deferred Tax Assets against liabilities for Taxes arising in periods prior to the Closing (the excess of such Deferred Tax Assets utilized to offset such pre-Closing Taxes in excess of 3 Million Euros, the “Excess Utilization”), then Seller shall pay (or reimburse Buyer for) any Taxes paid or accrued by Buyer or the Companies that the Buyer or the Companies would not have paid or accrued had the Excess Utilization not occurred.  By way of clarification, the parties agree that the utilization of Deferred Tax Assets to offset income in periods following the Closing Date shall not be taken into account in determining the Excess Utilization.  In no event shall Seller’s liability under this Article VII be increased by reason of this Section 7.3(f) in an amount greater than the Excess Utilization, and there shall be no duplicate recovery by Buyer of amounts described in the penultimate sentence of Section 7.3(e) and amounts described in this Section 7.3(f).

7.4                                 Indemnification by Buyer.

(a)                                  Subject to the provisions of this Section 7.4 below, Buyer will indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or arising out of:

(i)                                     the breach or inaccuracy of any representation or warranty of Buyer contained in Article III of this Agreement;

(ii)                                  the breach or violation of any covenant or other obligation of Buyer under this Agreement; and

(iii)                               each Assumed Liability, except to the extent that the Buyer Indemnitees are entitled to indemnification pursuant to Section 7.2 by virtue of the circumstances relating to or giving rise to the matter resulting in such Damages.

(b)                                 Time Limit for Claims against Buyer.  Except in the case of fraud by Buyer or its Representatives, no Claims for Damages arising from or relating to a breach of the representations and warranties of Buyer referred to in Section 7.1 of this Agreement may be brought at any time after the expiration of such representations and warranties; provided, however, that any Claim for Damages that is brought at any time prior to the expiration of the applicable expiration date set forth in Section 7.1 will not expire on such expiration date and instead may be prosecuted by the Seller Indemnitee until its conclusion (which may be after such expiration date).

(c)                                Threshold for Bringing Claims Against Buyer.  If a Seller Indemnitee seeks indemnification for matters identified in Section 7.4(a)(i), Buyer will not have any obligation to indemnify the Seller Indemnitee unless and until the aggregate Damages for all Claims giving rise to Damages under Section 7.4(a)(i) exceeds $500,000 (the “Buyer Indemnification Threshold’”) at which time (and subject to the limitation set forth in Section 7.4(d) below) Buyer must indemnify the Seller Indemnitee for the full amount of Damages incurred to date, including the Damages included in determining that the Buyer Indemnification Threshold has been met.  The foregoing threshold shall not apply to any Claim for Damages arising from fraud by Buyer or its Representatives.

(d)                               Limitation of Aggregate Amount of Buyer Liability.  Except in the case of fraud by Buyer or its Representatives, in no event will the total cumulative amount of Damages for which Buyer may be liable to Seller Indemnitees under Section 7.4(a)(i) exceed $5,744,375 (the “Buyer Cap”), except in respect of Claims for the breach by Buyer of the representations and warranties described in

Section 3.2 or Section 3.4. Regardless of the foregoing, Damages owing under Section 7.4(a)(ii), 7.4(a)(iii) and under Section 7.4(a)(i) with respect to the representations and warranties described in Section 3.2 or Section 3.4 shall not count towards the Buyer Cap.

7.5                                 Notice of Claim.

(a)                                  Notice Requirement.  Promptly after becoming aware of the existence of a potential Claim, the Indemnified Party will give to the Indemnifying Party a written notice of the Claim executed by an officer of such Indemnified Party (a “Notice of Claim”).  No delay on the part of the Indemnified Party in giving a Notice of Claim will relieve the Indemnifying Party from any of its obligations unless and only to the extent that the Indemnifying Party is materially prejudiced by the delay.  The written assertion of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against an Indemnified Party that is based upon, or includes assertions relating to any item listed in Section 7.2 or Section 7.4, as applicable, is referred to in this Agreement as a “Third Party Claim.”

(b)                                 Contents of Notice of Claim.  Each Notice of Claim will contain (i) the good faith estimate (if an estimate can reasonably be made) of the Indemnified Party of the reasonably foreseeable amount of the alleged Damages arising from the Claim, and (ii) a brief description of the material facts, circumstances or events giving rise to the alleged Damages based on information reasonably available to the Indemnified Party, and copies of any formal demand or complaint.

7.6                                 Defense of Third Party Claims.  The Indemnifying Party will have 14 days after receipt of a Notice of Claim related to a Third Party Claim to notify the Indemnified Party whether or not it desires to defend the Indemnified Party (with counsel reasonably acceptable to the Indemnified Party) against such Third-Party Claim.  If the Indemnifying Party so elects to defend such claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (a) the Indemnifying Party does not promptly defend or settle any such claims, in which case the Indemnified Party will have the right to control any defense or settlement, at the expense of the Indemnifying Party, or (b) a conflict of interest prevents the counsel appointed by the Indemnifying Party from representing the Indemnified Party.  The Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, except for payments that would be required to be paid by the Indemnifying Party hereunder.  The Indemnified Party will at all times also have the right to participate in, but not control (except as otherwise provided herein), the defense at its own expense.  The parties will cooperate in the defense of all Third-Party Claims that may give rise to Indemnifiable Claims hereunder.  In connection with the defense of any claim, each party will make available to the party controlling such defense any books, records or other documents within its control that are reasonably requested in the course of such defense during normal business hours and in such a manner so as not to interfere with the Indemnified Party’s operations.

7.7                                 Claims Between the Parties.  If the Indemnified Party has a claim against the Indemnifying Party that does not involve a Third Party Claim, then the terms of Section 8.4 will apply.

7.8                                 Purchase Price Adjustment.  Any payment made by Seller under this Article VII will be paid to Buyer and treated by the parties and their Affiliates as a reduction of the Purchase Price.

7.9                                 Exclusive Remedy; Limitation on Damages. From and after the Closing, other than as provided in Section 1.7, Section 8.12 and except for fraud by the other party or its Representatives, this Article VII shall be the sole and exclusive remedy for any claim or controversy arising out of or relating to (i) any breach or inaccuracy of any representation or warranty made by Buyer or Seller in connection with the Acquisition (including, without limitation, any claims based upon any violation of state or federal securities laws in connection with the sale of the Acquired Shares to Buyer), or (ii) any breach or violation of any covenant (including all covenants for indemnification, wherever set forth in this Agreement) or other obligation of Buyer or Seller or (iii) any claim of Buyer or Seller arising under this Agreement.  Without limiting the foregoing, the parties acknowledge and agree that no Buyer Indemnitee or Seller Indemnitee shall be entitled to indemnification for punitive, special, or consequential Damages, including, but not limited to, loss of revenue or income, cost of capital, diminution in value or loss of business reputation or opportunity (other than any of the foregoing representing Damages payable by an Indemnified Party pursuant to a Third Party Claim).  From and after the Closing, other than as provided in Section 1.7, this Article VII, Section 8.12 and except for fraud by the other party or its Representatives, Buyer and Seller, on their own behalf and on behalf of all Buyer Indemnitees and Seller Indemnitees, respectively, waive any and all additional rights they may have by operation of applicable law arising from the Acquisition including, without limitation, any such rights in respect of CERCLA and other Environmental Law, under Italian law in respect of affiliated Persons, and under any other law which may give rise to any recourse against any director, officer, shareholder, employee or agent of the other party.

7.10                           Damages Net of Insurance; Taxes.

(a)                                  The amount of any Damages for which indemnification is provided under this Article VII with respect to a particular Claim for Damages shall be net of (i) any amounts actually recovered by the Person entitled to indemnification under insurance policies (but without any obligation of such Person to actually seek recovery under such insurance policy) with respect to such Claim and (ii) the amount of any reduction or refund of Taxes actually realized by the Indemnified Party during or prior to the year an indemnity payment is paid with respect to such Claim.

(b)                                 If any party makes any payment under this Article VII in respect of any Claim for Damages, such Indemnifying Party shall be subrogated, to the extent of such payment and to the extent that such subrogation is permitted by applicable law and any applicable Contract related to the claim, to the rights of indemnification (but not the rights of insurance) of such Indemnified Party against any applicable third party (other than a provider of insurance) with respect to such Damages.

7.11                           Environmental Indemnity Procedures.

(a)                                  Seller’s indemnity with respect to Environmental Claims pursuant to Sections 1.4(g) and 7.2(a) shall be subject to this Section 7.11. Seller shall have the right to control and investigate and/or remediate any condition giving rise to a claim or demand for indemnification by Buyer under this Agreement with respect to any Environmental Claims relating to the presence or Release of Hazardous Materials; provided, however, that in such circumstances, Seller shall (i) not unreasonably interfere with or disrupt Buyer’s operations and (ii) subject to Buyer’s consent not to be unreasonably withheld, be permitted to place title or use restrictions on any affected property, provided such restrictions do not materially interfere with the current industrial use thereof or violate the terms of any Leased Real Property; provided, further, that if after written notice and a reasonable opportunity to cure Seller does not exercise such right to control, investigate or remediate within a reasonable period, or in any case fails to promptly commence or diligently continue to control, investigate and remediate, Buyer may exercise such right and Seller will indemnify Buyer pursuant to Article VII hereof.

(b)                                 Seller shall not have any obligation to indemnify any Buyer Indemnitee from and against (i) any Environmental Claims arising from or related to any material change in the use of any Real Properties from their current industrial use; (ii) any Environmental Claims to the extent arising from or related to any amendment to or change in any Environmental Law from that which is in effect on the date hereof or (iii) any remediation or other liability arising as a result of the presence of non-friable asbestos in or upon any of the improvements located on any Owned Real Property or Leased Real Property at any time.  Seller will not have any obligation to indemnify Buyer Indemnitees from any Environmental Claims arising with respect to any release of Hazardous Materials resulting solely from Buyer’s or any of its Affiliate’s activities or omissions.  Seller will not have any obligation to indemnify Buyer with respect to Buyer’s supervision or oversight costs in connection with any remediation or other activities performed by Seller.  Seller’s obligation with respect to indemnification for Environmental Claims pursuant to Sections 1.4(g) and 7.2(a) shall be limited solely to the extent necessary to satisfy the requirements of the Governmental Entity or other third party asserting such Environmental Claim; provided, however, that Buyer shall be permitted to participate in (but not control except as otherwise provided herein) any discussions with such Governmental Entity or third party in respect of such Environmental Claim.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1                                 Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Seller and Buyer.  At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Waiver of any term or condition of this Agreement will only be effective if and to the extent documented in a writing signed by the party making or granting such waiver and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  Upon the request of Buyer, the parties agree to amend this Agreement to substitute in place of Buyer any other wholly-owned direct or indirect Affiliate of Buyer; provided, however, notwithstanding such substitution, Buyer shall remain jointly and severally liable for any breaches by Buyer or its substituted Affiliate of the terms and provisions of this Agreement.

8.2                                 Applicable Law; Severability.  This Agreement shall be governed by and construed under the laws of the State of New York, exclusive of the body of law known as conflicts of law.  Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is illegal, invalid or unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable, but rather shall be modified so as to be valid, legal and enforceable to the maximum extent possible, under the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of this Agreement shall remain valid and fully enforceable.

8.3                                 Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, including any proceeding under Section 8.4, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.4                                 Venue for Dispute Resolution.  Except as set forth in Section 1.7 of this Agreement, any Claim, potential Claim, or other controversy, claim or dispute relating thereto or otherwise arising out of or relating to this Agreement or the transactions contemplated hereby, whether based on contract, tort, statute or any other legal or equitable theory (“Dispute”), unless resolved by the parties, shall be brought in the state or federal courts in the Central District of the State of California.  Each of the parties hereto consents to and expressly submits to the exclusive jurisdiction of such courts and waives any claim of improper jurisdiction or lack of venue in connection with any claim or controversy that may be brought in connection with this Agreement.  Each party hereby agrees that such courts, as applicable, shall have in personam jurisdiction with respect to such party, and such party hereby submits to the personal jurisdiction of such courts.

8.5                                 Assignability; Third Party Beneficiary.  This Agreement will be binding upon, enforceable by and inure solely to the benefit of, the parties and their respective permitted successors and assigns.  This Agreement shall not be assigned by any party hereto without the prior written consent of the non-assigning party, provided that Buyer may assign its rights and/or its obligations hereunder to any Affiliate of Buyer so long as Buyer remains a guarantor of the obligations assumed by any such Affiliate, and provided, further, that Buyer may assign its rights and obligations under this Agreement without the consent of Seller (a) by operation of law in connection with the merger, consolidation or similar reorganization of Buyer, (b) in connection with a sale of all or substantially all of the Business, and (c) as part of a pledge in connection with a financing.  Except as otherwise expressly provided in this Agreement, nothing in this Agreement (except for the indemnification of Buyer Indemnitees is intended to or will confer upon any Person, other than the parties to the Agreement, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.6                                 Notices.  All notices and other communications under this Agreement must be in writing and will be deemed given if delivered personally, faxed, sent by internationally recognized overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as such party specifies by like notice):

To Buyer:

Power-One, Inc.
740 Calle Plano
Camarillo, CA 93012
Attention:  General Counsel
Telephone: (805) 987-8741
Fax: (805) 383-5898
Email: randy.holliday@power-one.com

with a copy, which shall not constitute notice, to:

O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700
Los Angeles, CA 90067
Attention: Allison Keller, Esq.
Telephone: (310) 553-6700
Fax: (310) 246-6779
Email: akeller@omm.com

To Seller, prior to the Closing:

Magnetek, Inc.
8966 Mason Avenue
Chatsworth, California 91311
Attention:  Tina D. McKnight

Telephone: (818) 727-2216
Fax: (818) 886-1523
Email: tmcknight@magnetek.com

To Seller, following the Closing:

Magnetek, Inc.
N49 W13650 Campbell Drive
Menomenee Falls, Wisconsin 53051
Attention:  General Counsel
Fax: (262) 783-3510

in each case, with a copy, which shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071

Attention:  Jennifer Bellah Maguire, Esq.

Telephone: (213) 229-7986

Fax: (213) 229-6986

Email: JBellah@gibsondunn.com

All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, when the party sending such facsimile has a written confirmation that the transmission was received by the receiver’s facsimile machine, (c) in the case of delivery by internationally recognized overnight courier, on the next Business Day following dispatch, (d) in the case of mailing, on the fifth (5th) Business Day following such mailing, and (e) in the case of instant electronic communication, on the date of actual receipt.

8.7                                 Construction.

(a)                                  For purposes of this Agreement, whenever the context requires: the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes the masculine and feminine genders.

(b)                                 As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c)                                  The titles and captions of the Sections of this Agreement are included for convenience of reference only and will have no effect on the construction or meaning of this Agreement.

(d)                                 Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement, and all references to “Schedules” refer to the Schedules attached to or delivered with this Agreement, as appropriate.

(e)                                  As used in this Agreement, (i) the word “or” shall be inclusive and not exclusive, (ii) each reference to “herein” means a reference to “in this Agreement,” (iii) each reference to “$” or “dollars” shall be to United States dollars, (iv) each reference to “days” shall be to calendar days unless

“Business Day” is used, (v) each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time, and (vi) accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP; provided, that to the extent that a definition of a term in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

8.8                                 Interpretation.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

8.9                                 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.10                           Telecopy Execution and Delivery.  The parties may execute and deliver this Agreement by facsimile or similar electronic transmission device under which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

8.11                           Entire Agreement.  This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

8.12                           Equitable Relief; Cumulative Remedies.  Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are note performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at law or in equity.  Except only as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

ARTICLE IX

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Accounting Firm” is defined in Section 1.7(b).

“Acquired Shares” is defined in the background.

“Ancillary Agreements” is defined in Section 1.9(a).

“Acquisition” is defined in the background.

“Acquisition Proposal” is defined in Section 5.3(a).

“Adjusted Tangible Net Worth” means (a) total assets, excluding (1) goodwill and (2) all deferred Tax assets, minus (b) total liabilities, in each case calculated as of the Closing Date from the applicable balance sheet.

“Affiliate” means a Person who, with respect to another Person, Controls, is Controlled by or is under common Control with such other Person.

“Agreement” is defined in the preamble.

“Applicable Rate” means the “prime rate” as set forth in the Wall Street Journal, Western Edition on the Closing Date, and if such publication shall contain more than one “prime rate” on such date, then the average of such rates.

“Approval” means any approval, authorization, consent, qualification or registration required to be obtained from, or any notice, statement, application or other filing required to be made with, any Governmental Entity or any other Person, or any waiver of any of the foregoing.

“Assigned Contracts” means Contracts, bids, quotations and proposals of Seller as of the Closing Date primarily related to the US Business and all Contracts entered into in the ordinary course of business between the date hereof and Closing (subject to Article IV), but in any event excluding those identified as “Non-Assigned Contracts” on Schedule 1.3.

“Assumed Liabilities” is defined in Section 1.2.

“Business” is defined in the background.

“Business Day” means a day other than a Saturday or Sunday or other day on which commercial banks in New York are authorized or required by law to close.

“Business Records” means all correspondence, marketing and sales information, pricing, marketing plans, business plans, financial statements, financial and business projections, customer lists, financial books and records and ledgers, sales order files, purchase order files, engineering order files, production and quality control records, warranty and repair files, supplier and distributor lists, studies, surveys, analyses, designs, specifications, and other files and records of any Company and, to the extent related to the Business or the Group, Seller, but excluding, to the extent exclusion is required by applicable state or federal law, (i) any personnel files of any former employee of Magnetek Italy, and (ii) any personnel files of any employee who does not consent to the disclosure of his or her personnel file to Buyer.

“Buyer” is defined in the preamble.

“Buyer Accounts Receivable” is defined in Section 4.16.

“Buyer Indemnitee” is defined in Section 7.1(d).

“Claim” is defined in Section 7.1(d).

“Closing” is defined in Section 1.8.

“Closing Date” is defined in Section 1.8.

“Closing Net Indebtedness Amount” means (a) the aggregate Indebtedness of the Companies, together with the aggregate Indebtedness of Seller to the extent included in the Assumed Liabilities, including all long-term debt and the current portion of long-term debt, minus (b) cash and cash equivalents of the Companies, in each case calculated as of the Closing from the applicable balance sheet.

“Code” means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

“Company” is defined in the Background.

“Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, option, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock or other equity interests, as an officer, director, trustee or executor, by contract or otherwise.

“Damages” is defined in Section 7.1(d).

“Disclosure Schedule” is defined in the preamble to Article II.

“Dispute” is defined in Section 8.4(a).

“Employee Benefit Plans” is defined in Section 2.17(a).

“Encumbrance” means any option, easement, license, sublicense, deed of trust, covenant, lien, pledge, collateral assignment, hypothecation, charge, mortgage, security interest, title retention, conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or right to use, or any other encumbrance of any kind whatsoever.

“Environmental Claim” means any claim, action, litigation, notice of violation, cause of action, consent order, consent decree, investigation or written notice by any Person alleging potential liability arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials in, on, from or under any of the Real Properties, any property formerly owned or occupied by the Business, or any third party location to which Seller or any Company sent, or caused to be sent, Hazardous Materials or (b) any violation or alleged violation of any Environmental Law, in each case (a) or (b), occurring prior to the Closing Date.

“Environmental Law” means any Legal Requirement relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or natural resources, including any law or regulation relating to emissions, discharges or releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, importation, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” is defined in Section 2.17(a).

“Escrow Amount” is defined in Section 4.20.

“Escrow Agent” is defined in Section 4.20.

“Escrow Agreement” is defined in Section 4.20.

“Final Adjusted Tangible Net Worth” is defined in Section 1.7(a).

“Final Closing Balance Sheet” is defined in Section 1.7(a).

“Final Closing Net Indebtedness Amount” is defined in Section 1.7(a).

“Financial Statements” is defined in Section 2.7.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis in accordance with Seller’s written policies.

“Governmental Authorization” means any permit, registration, qualification or authorization granted or issued by a Governmental Entity.

“Governmental Entity” means any government or any agency, district, bureau, board, commission, court, department, official, office, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Group” is defined in the Background.

“Group Assets” means all rights, properties and assets of every kind and nature, tangible and intangible, absolute or contingent, currently used primarily (and not merely incidentally) by Seller or any Company in the operations of the Business.

“Group Employee” means any Person employed by Seller with respect to the Group, or any Company, including, without limitation, all regular employees, leased employees, temporary employees, and part-time employees, and any such person on lay-off, leave of absence, sick or short-term disability leave.

“Group Intellectual Property” means all Intellectual Property Rights that are primarily used by Seller or any Company in connection with the Business.

“Group Liabilities” means the Liabilities primarily arising out of the operations of the Business.

“Hazardous Materials” means all materials, wastes or substances defined by, or regulated under, any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance, including petroleum, petroleum products, asbestos, urea, formaldehyde, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” of any Person means, as of any date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable, but not including all prepayment premiums, penalties, breakage costs, costs, expenses and other payment obligations that would arise if such obligations were prepaid in full on such date) to the extent they are of such Person or guaranteed by such Person: (A) all outstanding indebtedness for borrowed money owed to third parties, (B) accrued interest payable with respect to Indebtedness referred to in clause (A), (C) all obligations for the deferred purchase price of property or services, (D) all obligations evidenced by notes (including all prepayment penalties), bonds, debentures (including all prepayment penalties) or other similar instruments, (E) all obligations arising out of any financial hedging arrangements, (F) obligations under conditional sale or other title retention agreements related to purchase d property, and (G) all obligations under capitalized leases.  For the avoidance of doubt, “Indebtedness” shall not include any obligations under any operating leases.

“Indemnification Threshold” is defined in Section 7.3(a).

“Indemnified Liabilities” is defined in Section 1.4.

“Indemnified Party” is defined in Section 7.1(d).

“Indemnifying Party” is defined in Section 7.1(d).

“Initial Closing Indebtedness Amount” is defined in Section 1.6.

“Intellectual Property Rights” means all rights in trademarks and service marks (including any trade names, brand names, corporate names, d/b/a’s, assumed names, fictitious names, slogans, logos, trade dress, and business names in any jurisdiction), whether registered or unregistered, and all registrations and applications for registration of the foregoing; Internet domain names and addresses; patents and patent applications (including provisional patent applications) in any jurisdiction and all reissues, divisions, continuations, continuations in part, and extensions thereof; copyrights, copyright registrations and applications for copyright registration in any jurisdiction and all extensions and renewals thereof; rights in inventions and invention disclosures; rights in databases, works of authorship, mask works, trade secrets and confidential information; moral rights; and all claims for the past or present infringement or misappropriation of the foregoing.

“Interest Period” is defined in Section 1.7(c).

“Key Witnesses” is defined in Section 4.12.

“Knowledge,” means, with respect to (i) Seller, the actual knowledge that each person set forth on Schedule 2 has, combined with the knowledge that each such person has or would reasonably be expected to have after performing a reasonable internal investigation, or (ii) Buyer, the actual knowledge of any of the officers, directors or other managing personnel of Buyer.

“Leases” is defined in Section 2.11(b).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding or hearing, whether administrative, civil or criminal, and whether at law or in equity, conducted or heard by or before any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” means laws, statutes, ordinances, rules, regulations, decrees, writs, injunctions, judgments, rulings or orders adopted or promulgated by any Governmental Entity or any treaty or other requirement having the force of law.

“Liabilities” means liabilities, Indebtedness, guarantees, obligations or other commitments of any nature, absolute, accrued, contingent, or otherwise, whether matured or unmatured, and whether material or not material.

“Made Available To Buyer” means delivered to Buyer or its counsel or made available in Seller’s electronic data room.

“Magnetek Italy” is defined in the Background.

“Material Adverse Change” or “Material Adverse Effect,” means any fact, event, change, violation, inaccuracy, circumstance or effect that is or is reasonably likely to (1) be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise) or results of operations of the Business or the Group, taken as a whole, (2) materially adversely affect Seller’s ability to perform its obligations under this Agreement or in connection with the transactions contemplated hereby or (3) materially adversely affect the enforceability of this Agreement.  Notwithstanding anything to the contrary contained in this paragraph, none of the following shall be deemed, singly or in the aggregate, to constitute a Material Adverse Effect or Material Adverse Change:  (a) any failure by the Group to meet projections or forecasts for any period ending on or after the date of this Agreement; or (b) any adverse change, effect, event, violation, inaccuracy, circumstance, state of facts or development resulting from or relating to (directly or indirectly) any of the following:  (i) the announcement or pendency of the Acquisition (including any cancellations of or delays in orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (ii) conditions affecting the industries in which the Group participate, the U.S. economy as a whole or foreign economies in any locations where the Group has material operations or sales, including, without limitation, war or acts of terrorism, except to the extent that such conditions described in this clause (ii) disproportionately affects the Business or the Group; (iii) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the Acquisition; (iv) compliance by the parties with the terms of, or the taking of any action required by, this Agreement or (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, except to the extent that such change in accounting requirements or principles disproportionately affects the Business or the Group.

“Material Contracts” is defined in Section 2.13(a).

“Non-Assigned Contract” means any Contract designated as such on Schedule 1.3.

“Notice of Claim” is defined in Section 7.5(a).

“Notice of Disagreement” is defined in Section 1.6(b).

“Owned Properties” is defined in Section 2.11(a).

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice for monies not yet due and payable, (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iv) other imperfections of title, restrictions or other Encumbrances, if any, which imperfections of title, restrictions or other Encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of or materially detract from the value of the specific assets to which they relate, and (v) Encumbrances disclosed in the Financial Statements.

“Pending Claims” is defined in Section 2.14.

“Person” means any individual, or any U.S. or non-U.S. corporation, partnership, joint venture, estate, trust, company (including limited liability company and joint stock company), association, organization, firm, enterprise or other entity or any Governmental Entity.

“Product” means any product manufactured, leased or sold by or on behalf of Seller or any Company in connection with the Business.

“Public Software” is defined in Section 2.10(f).

“Purchase Assets” is defined in the Background.

“Purchase Price” is defined in Section 1.5.

“Purchase Price Adjustment” is defined in Section 1.8(c).

“Real Properties” is defined in Section 2.11(b).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata)/

“Representatives” of a Person means the officers, directors, employees, agents, attorneys, accountants, investment bankers, advisors Controlled Affiliates and other representatives of that Person.

“Required Consents” is defined in Section 2.5.

“Retained Assets” is defined in Section 1.3.

“Indemnified Liabilities” is defined in Section 1.4.

“Seller” is defined in the preamble.

“Seller Accounts Receivable” is defined in Section 4.16.

“Seller Indemnitees” is defined in Section 7.1(d).

“Tax” means, with respect to Seller and any Company, (i) any and all taxes under all laws applicable to such Person, including Taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property Taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity.

“Tax Return” means any return (including any information return) and any schedule, exhibit or attachment thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection, claim for refund or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Date” is defined in Section 6.1(a).

“Third Party Claim” is defined in Section 7.5(a).

“Transaction Documents” means (i) the Supply Agreement referenced in Section 5.3(d), (ii) the Alternative Energy Agreement referenced in Section 5.3(c), (iii) the Transitional Agreement referenced in Section 5.3(e), (iv) the Ancillary Agreements, and (v) any other certificate, document or agreement delivered or executed pursuant to this Agreement or any of the foregoing.

“Transferred Employee” has the meaning set forth in Section 4.19(a).

“Warranty” means any guaranty, warranty, remedy (including repair or replacement), liability, limitation, indemnification matters or similar obligation provided in connection with any Product.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BUYER:

POWER-ONE, INC.,
a Delaware corporation

By:	/s/ William T. Yeates
Name:	William T. Yeates
Title:	Chief Executive Officer

SELLER:

MAGNETEK, INC.,
a Delaware corporation

By:	/s/ David P. Reiland
Name:	David P. Reiland
Title:	Executive Vice President and
Chief Financial Officer